Exhibit 10.1

Execution Version

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

by and between

IMUGENE (USA) INC.

and

PRECISION BIOSCIENCES, INC.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of August 15, 2023 (the “Effective Date”), by and between Precision BioSciences, Inc., a corporation organized and existing under the laws of Delaware, having an address at 302 East Pettigrew St., Suite A-100, Durham, North Carolina 27701, U.S.A. (“Precision”), and Imugene (USA) Inc., a corporation organized and existing under the laws of Nevada, with its principal business office located at Suite 200, 701 South Carson St, Carson City, Nevada 89701, U.S.A. (“Imugene”). Imugene and Precision are each hereafter referred to individually as a “Party” and together as the “Parties.”

Whereas, Precision is a U.S., Nasdaq-listed, genome-editing and cell therapy company, which leverages its proprietary ARCUS Technology (as defined below) that is based on I-CREI derived engineered meganucleases and cell therapy platform to develop, manufacture, and commercialize allogeneic CAR-T (as defined below) products and for in vivo gene editing for the treatment of genetic disease;

Whereas, Imugene is the U.S. subsidiary of Imugene, Ltd., a corporation organized and existing under the laws of Australia, with its principal business office located at ABN 99 009 179 551, Suite 12.01, Level 12, 4-6 Bligh Street, Sydney NSW 2000, AUSTRALIA (“Parent”); Parent is an Australian, ASX-listed, oncology company focused on development of cancer therapeutics

Whereas, Imugene desires to obtain from Precision, and Precision desires to grant to Imugene, certain exclusive and non-exclusive license rights to develop, manufacture, and commercialize cell therapy products based on ARCUS Technology for treatment of cancer, including Precision’s current clinical candidate product known as “azer-cel,” subject to the terms and conditions of this Agreement; and

Whereas, in connection with the above and the Parties entering into this Agreement, Precision, Parent and Imugene have entered into that certain Asset Purchase Agreement dated August 15, 2023, pursuant to which Precision is selling and transferring certain cell therapy business assets to Imugene (the “Asset Purchase Agreement”), and as of the date hereof, Precision, Parent and Imugene are entering into the other Transaction Documents (as defined below).

Now, Therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Capitalized terms used in this Agreement and the Schedules and Exhibits hereto shall have the following meanings (or as defined elsewhere in this Agreement):

1.1
“Acquirer” has the meaning set forth in the definition of “Change of Control.”
1.2
“Active Ingredient” means, with respect to a Combination Product, an active therapeutic ingredient having a different Target or mode of action, or which is otherwise treated or designated by the applicable Regulatory Authority as a separate active ingredient, than the applicable Licensed Product.
1.3
“Additional Product” means any CAR-T product, other than an Existing Product, that is Directed to solely an Included Target and created by Imugene through ex vivo gene editing using the Licensed ARCUS Nuclease, including any preparation, formulation, dosage, packaging or method of administration thereof.
1.4
“ADSs” has the meaning set forth in the Registration Rights Agreement.
1.5
“Affiliate” means, with respect to any Person, any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, for so long as such control exists. As used in this Section 1.5, “control” means: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the voting share capital or other equity interest in such entity. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, Precision, on the one hand, and Imugene and Parent, on the other hand, shall not be considered Affiliates of each other.
1.6
“Agreement” has the meaning set forth in the Preamble.
1.7
“Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term.
1.8
“ARCUS Nuclease” means any fully synthetic nuclease derived from a homing endonuclease and made using the ARCUS Technology.
1.9
“ARCUS Regulatory Matters” has the meaning set forth in Section 5.1.4.
1.10
“ARCUS Research Tool” means the research tools set forth on Schedule 1.10.
1.11
“ARCUS Technology” means Precision’s proprietary genome editing platform known as ARCUS™, relating to the design, creation, selection, development, optimization and delivery of fully synthetic enzymes derived from homing endonucleases, including ARCUS Research Tools, and including any modifications or improvements to the foregoing.
1.12
“Asset Purchase Agreement” has the meaning set forth in the Preamble.
1.13
“ASX” means ASX Limited (ABN 98 008 624 691) or, where the context requires, the securities market which it operates.

1.14
“Australian Corporations Act” means Corporations Act 2001 (Cth).
1.15
“Australian Ipso Facto Stay” means any limitation on the enforcement of rights or self-executing provisions prescribed from time to time in the Australian Corporations Act that are exercisable because a counterparty becomes subject to a relevant Insolvency Event.
1.16
“Australian Royalty Withholding Tax” means an amount required to be deducted or withheld from a royalty under Division 11A of Part III of the Income Tax Assessment Act 1936 (Cth) or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth).
1.17
“Background IP” means Imugene Background IP or Precision Background IP, as applicable.
1.18
“Bayh-Dole Act” has the meaning set forth in Section 11.2.6.
1.19
“BLA” means a Biologic License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation), as may be amended from time to time, or any analogous application or submission with any Regulatory Authority outside of the United States.
1.20
“Business Day” means any day, other than any Saturday, Sunday, or any day that banks are authorized or required to be closed in Durham, North Carolina, U.S. or Sydney, Australia.
1.21
“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31 of any Calendar Year.
1.22
“Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1 and ending on December 31.
1.23
“CAR-T” means human T cells genetically engineered ex vivo with Chimeric Antigen Receptor(s).
1.24
“CD19” means B-lymphocyte antigen CD19.
1.25
“Cellectis Agreement” has the meaning set forth in Section 8.6.2.
1.26
“Cellectis Patents” has the meaning set forth in Section 8.6.2.
1.27
“Cellectis S.A.” has the meaning set forth in Section 8.6.2.
1.28
“Change of Control” means, with respect to a Person: (a) the acquisition by a person or group (each as used in this definition uncapitalized, such terms have the meanings specified in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Person (excluding, for clarity, an acquisition by a person or group where the equity holders of such acquired Person or its parent immediately prior to such transaction hold a majority of the outstanding voting equity securities of the surviving entity or the parent of the surviving entity immediately following such transaction); (b) a merger, reorganization or consolidation involving such Person as a result of which (1) a person or group acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation and (2) the voting securities of such Person outstanding immediately prior to such merger, reorganization or consolidation, or any securities into which such voting securities have been converted or exchanged, cease to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately following such merger, reorganization or consolidation; or (c) a sale, exclusive license or other transfer of all or a material part of the assets of such Person related to the transactions contemplated by this Agreement or the other Transaction Documents (e.g., in the case of Imugene, Parent or any of their respective Affiliates, the cell therapy business of Imugene, Parent or any of their respective Affiliates) in one transaction or a series of related transactions to a person or group. The acquiring or combining person or group in any of (a), (b) or (c), and any of such person’s or group’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than such acquired Person and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer”.
1.29
“Change of Control Consideration” means [***].
1.30
“Chimeric Antigen Receptor” means a genetically engineered molecule that (a) when present on the surface of human T cells, enables the T cells to recognize and bind to specific antigens that are present on the surface of cells, and (b) comprises a single-chain antibody fragment (scFv), a transmembrane domain, and at least one intracellular signaling domain.
1.31
“Claim” has the meaning set forth in Section 12.1.1.
1.32
“Clinical Trial” means a clinical study conducted on certain numbers of human subjects (depending on the phase of the trial) that is designed to (a) establish that a product for the treatment of human diseases and conditions is reasonably safe for continued testing, (b) investigate the safety and efficacy of the product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the product in the dosage range to be prescribed, or (c) support Marketing Authorization or Pricing and Reimbursement Approval of such product or label expansion of such product.
1.33
“CMO” means contract manufacturing organization.
1.34
“Code” has the meaning set forth in Section 14.7.
1.35
“Combination Product” has the meaning set forth in the definition of “Net Sales.”

1.36
“Commercial Milestone Payment” has the meaning set forth in Section 9.2.

1.37
“Commercialization” means any and all activities directed to the commercial exploitation a Licensed Product, including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Licensed Product; (b) conducting Clinical Trials after Marketing Authorization of a Licensed Product with respect to such Licensed Product; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking Regulatory Approvals (as applicable) for and registration of that Licensed Product; provided that seeking Marketing Authorization constitutes Development and not Commercialization. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.38
“Commercially Reasonable Efforts” means:
1.38.1
with respect to the obligations of a Party under this Agreement relating to Development activities, the level of efforts and expenditure of resources required to carry out such obligation in a sustained manner consistent with the efforts and resources such Party or its Affiliates typically devotes to a product of similar market potential, resulting from its own research efforts or development and commercialization collaborations for which it is responsible, at a similar stage in its development or product life, taking into account Relevant Factors; or
1.38.2
with respect to the level of obligations of a Party under this Agreement relating to Commercialization activities, the level of efforts and expenditure of resources required to carry out such obligation in a sustained manner consistent with the efforts and resources of a typical Third Party biopharmaceutical company of similar size and with similar resources as such Party or its Affiliates typically devotes to a product of similar market potential, at a similar stage in its development or product life, taking into account Relevant Factors;
1.38.3
with respect to the obligations of a Party under this Agreement relating to any other objective, reasonable, good-faith efforts, taking into account industry practices.

Provided that, if in consideration of the Relevant Factors (or, as it relates to Section 1.38.3, industry practices), Commercially Reasonable Efforts requires any act to be performed, with respect to such performance and for the period of time during which Commercially Reasonable Efforts dictates such performance, Commercially Reasonable Efforts requires that the applicable Party (a) promptly assign responsibility for obligations to specific employee(s) who are held accountable for progress and monitor such act on an on-going basis, (b) set and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such act, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such act.

1.39
“Confidential Proprietary Information” has the meaning set forth in Section 13.1.1.
1.40
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement entered into between the Parties as of June 19, 2023.
1.41
“Control” or “Controlled” means, with respect to any Know-How, Patents, or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) to grant to the other Party a license, covenant not to sue, sublicense, access, or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without violating any obligations of the granting Party owed to a Third Party or breaching the terms of any agreement with a Third Party.
1.42
“Cover” means, with respect to a claim of a Patent and given product or other subject matter, that such claim would be infringed, in the absence of a license, or ownership, by the Exploitation of such product or other subject matter (considering claims of patent applications to be issued as then pending).
1.43
“Depositary” has the meaning set forth in the Registration Rights Agreement.
1.44
“Development” means all activities related to the development of products, including Licensed Products, for the treatment of human diseases and conditions. When used as a verb, “Develop” or “Developing” means to engage in Development and “Developed” has a corresponding meaning.

1.45
“Directed to” means, when used to describe the relationship between an engineered human T cell and a Target, that the T cell (a) is designed or being developed to bind to the Target (or a portion thereof), (b) is designed or being developed to exert its biological effect in whole or in part through binding to such Target (or such portion thereof), and (c) is not designed or developed to bind to or exert its effect on any other Target (or a portion thereof).

1.46
“Disclosing Party” has the meaning set forth in Section 13.1.2.
1.47
“Dispute” has the meaning set forth in Section 15.2.
1.48
“Distributor” means, as applicable, with respect to a given Licensed Product, any Person appointed by (a) Imugene, (b) any of Imugene’s Affiliates or (c) any of their respective Sublicensees that is not an Affiliate of (a) or (b), to distribute, market and sell the Licensed Product in one or more countries in the Territory, in circumstances where the Person (x) purchases its requirements of the Licensed Product from Imugene for their respective Affiliates or its or their Sublicensees but (y) has no right to conduct any Development or Manufacturing (other than packaging) activities with respect to such Licensed Product.
1.49
“Dollar” means a U.S. dollar, and “$” is to be interpreted accordingly.
1.50
“Duke” has the meaning set forth in the definition of “Duke Agreement”.
1.51
“Duke Agreement” means the License Agreement entered into by Precision and Duke University (“Duke”) on April 17, 2006, as amended by the Amendment, dated May 31, 2007 and as further amended by the Letter Agreements, dated December 10, 2007, February 13, 2009, January 17, 2012, December 6, 2013, December 13, 2013 and February 4, 2014, and as further amended from time to time.
1.52
“Duke IP” means all Patents and Know-How licensed to Precision under the Duke Agreement that constitute Precision Background IP. The patent numbers and patent application numbers of the Patents that are included within the Duke IP as of the Effective Date are set forth in Schedule 1.52.

1.53
“Effective Date” has the meaning set forth in the preamble to this Agreement.

1.54
“EMA” means the European Medicines Agency (or the competent UK authority) or any successor agency thereto.
1.55
“E.U.” means the European Union as constituted on the Effective Date.
1.56
“Excluded Target” means each of the following Targets: [***].
1.57
“Executive Officers” means (a) with respect to Precision, [***], and (b) with respect to Imugene, [***]; or any other person that such person in the foregoing (a) or (b) designates from time to time.
1.58
“Existing In-License Agreements” means the Duke Agreement and the Cellectis Agreement.
1.59
“Existing Patents” has the meaning set forth in Section 11.2.2.
1.60
“Existing Product” means the CAR-T product Directed to CD19 known as “azer-cel” and having the Precision internal designation PBCAR0191, including any preparation, formulation, dosage, packaging or method of administration thereof.
1.61
“Expansion Cohort” means that certain Phase I expansion cohort to the Ongoing Precision Trial that is ongoing as of the Effective Date.
1.62
“Expansion Cohort Modification” means [***].
1.63
“Expansion Cohort Success Milestone” has the meaning set forth in Section 9.1.
1.64
“Expansion Cohort Success Milestone Cash” has the meaning set forth in Section 9.1.2.
1.65
“Expansion Cohort Success Milestone Consideration” has the meaning set forth in Section 9.1.2.
1.66
“Expansion Cohort Success Milestone Payment Date” has the meaning set forth in Section 9.1.2.
1.67
“Expansion Cohort Success Milestone Shares” has the meaning set forth in Section 9.1.2.
1.68
“Exploit” means to Research, Develop, Manufacture, Commercialize and otherwise exploit. “Exploitation” has correlating meaning.
1.69
“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.70
“First Commercial Sale” means, with respect to a given Licensed Product, the first sale of such Licensed Product by the applicable Selling Party to a Third Party for end use or consumption of such Licensed Product in a given country in the Territory after Marketing Authorization required to market and sell the Licensed Product has been granted with respect to such Licensed Product by the applicable Regulatory Authority in such country in which such Licensed Product is sold.
1.71
[***]
1.72
“Good Clinical Practices” or “cGCP” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials, including, as applicable: (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) E6 and any other guidelines for good clinical practice for trials on medicinal products in the Territory; (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto; (c) U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, 312 and 314, as may be amended from time to time; and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time, and in each case ((a)-(d)), that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.73
“Good Laboratory Practices” or “GLPs” means all applicable Good Laboratory Practice standards, including, as applicable: (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58; and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.74
“Good Manufacturing Practices” or “cGMP” means all applicable current Good Manufacturing Practices including, as applicable: (a) the principles detailed in the US Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820; (b) European Directive 2003/94/EC and Eudralex 4; (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6, TRS 957 Annex 2, and TRS 999 Annex 2; (d) ICH Q7 guidelines; and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.75
“Government Official” has the meaning set forth in Section 11.6.4.
1.76
“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.77
“ICH” has the meaning set forth in the definition of “Good Clinical Practices”.

1.78
“Imugene” has the meaning set forth in the Preamble.

1.79
“Imugene Arising IP” means, individually or collectively, Imugene Sole IP and Imugene’s share in Joint IP.
1.80
“Imugene Background IP” means any and all Patents and Know-How that Imugene or any of its Affiliates Controls as of the Effective Date, or discovers, creates or acquires outside the scope of its performance of activities under this Agreement; in each case, that is necessary or reasonably useful for the Exploitation of any Licensed Product.
1.81
“Imugene Indemnitee” has the meaning set forth in Section 12.1.1.
1.82
“Imugene Patent” means any Patent constituting or claiming any Imugene Background IP or Imugene Sole IP.

1.83
“Imugene Sole IP” has the meaning set forth in Section 10.1.2.
1.84
“Imugene Technology” means Imugene Background IP and Imugene Sole IP.
1.85
“Included Target” means any of the up to three (3) Targets that has become an Included Target pursuant to Section 3.1.
1.86
“IND” means an investigational new drug application filed with the FDA or any similar application filed with a Regulatory Authority in a country outside the U.S. required to commence Clinical Trials of a pharmaceutical product.
1.87
“Indemnitee” has the meaning set forth in Section 12.1.3.
1.88
“Indemnitor” has the meaning set forth in Section 12.1.3.
1.89
“Infringement” has the meaning set forth in Section 10.3.1.
1.90
“Initiation” means with respect to any Clinical Trial, the enrollment of the first human subject in such Clinical Trial.
1.91
“Initiation Milestone” has the meaning set forth in Section 9.1.
1.92
“Insolvency Event” means any of the events set out in Section 14.2.3.
1.93
“Inventions” means all Know-How and inventions, whether or not patentable, and all rights, title and interest in and to the intellectual property rights (including Patent rights) therein.
1.94
“Issue Date” means the date on which the Expansion Cohort Success Milestone Shares are issued.
1.95
“Joint IP” has the meaning set forth in Section 10.1.2.
1.96
“Joint Patents” means any Patent constituting or claiming any Joint IP.

1.97
“JSC” has the meaning set forth in Section 2.2.1.
1.98
“Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their Exploitation or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process and development information, results and data.
1.99
“Knowledge” means the actual knowledge of each of Precision’s Chief Executive Officer, Chief Research Officer, Chief Financial Officer, Chief Business Officer and Vice President of Intellectual Property after due inquiry.
1.100
“Licensed ARCUS Nuclease” means [***].
1.101
“Licensed Field” means the treatment, prevention, cure, mitigation or palliation of any and all cancers (i.e., diseases, conditions or disorders identified in chapter 2 (“Neoplasms”) of the 11th revision of the International Classification of Diseases of the World Health Organization (ICD-11) or a successor thereto). [***]
1.102
“Licensed Product” means an Existing Product or an Additional Product, as applicable.
1.103
“Licensed Product Trademarks” has the meaning set forth in Section 10.8.

1.104
“Losses” has the meaning set forth in Section 12.1.1.
1.105
“Major Foreign Markets” means [***].
1.106
“Manufacture” and “Manufacturing” means any and all activities related to the production, manufacture, formulation, finishing, packaging, labeling, shipping and holding of a relevant Licensed Product, or other product or therapy, or any component, intermediary or precursor thereof (including, for clarity, [***]), and including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture, characterization, quality assurance and quality control (including testing).
1.107
“Manufacturing Technology Transfer” has the meaning set forth in Section 7.2.
1.108
“Marketing Authorization” means, with respect to a particular Licensed Product in a particular country or regulatory jurisdiction, collectively, all Regulatory Approvals (including any Pricing and Reimbursement Approval or access approvals, if applicable) required by the relevant Regulatory Authority in order to initiate marketing, selling or Commercializing a Licensed Product in such country or jurisdiction.

1.109
“Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs related to any Existing Product and not to other activities that do not involve the promotion, marketing, sale, or other Commercialization of any Existing Product and are not conducted by a Party’s medical affairs (or equivalent) departments. Medical Affairs excludes any activities directed to Manufacturing, Development, or Commercialization.
1.110
“Medical Affairs Plan” means, with respect to an Existing Product, the written high-level strategic and tactical plans for the Medical Affairs activities for such Existing Product to be conducted in the Licensed Field in the Territory that will be prepared and updated by Imugene as provided in Section 5.6.
1.111
“Milestone Event” means any milestone event set forth in Section 9.1 or Section 9.2.
1.112
“Nasdaq” means the Nasdaq Stock Market LLC.
1.113
“Net Sales” means[*** ]

The foregoing amounts shall be determined from the books and records of the Selling Party, maintained in accordance with U.S. GAAP, consistently applied. [***] In the case of sale or disposal of the applicable Licensed Product for consideration other than exclusively monetary consideration, Net Sales for such Licensed Product shall be the value of the non-cash consideration received, as determined in accordance with U.S. GAAP. In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Sales of the applicable Licensed Product between the individual Selling Parties for such Licensed Product for resale shall be excluded from the computation of Net Sales (unless such Licensed Product is consumed by such Selling Party), but the subsequent resale of such Licensed Product by such Selling Party to a Third Party shall be included within the computation of Net Sales. Licensed Products transferred as part of an expanded access program, compassionate sales or use program, an indigent program, as bona fide samples, as donations, or for the performance of clinical trials, shall not be included in Net Sales for such Licensed Product.

For purposes of determining Net Sales of any Licensed Product sold in combination with or as part of a bundle with other products, or in packaged arrangements to customers that include a Licensed Product, in each case other than Combination Products (which are addressed below), [***]

In the event that the Licensed Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Licensed Product and one or more other Active Ingredients that do not constitute the Licensed Product, whether co-formulated, co-packaged or otherwise sold together for one price), the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by [***].

1.114
“Ongoing Precision Trial” means the Clinical Trial sponsored by Precision with respect to the Existing Product that is set forth in Schedule 1.114.

1.115
“Ordinary Shares” means the fully paid ordinary shares of Parent.

1.116
“Parent” has the meaning set forth in the Preamble.

1.117
“Party” and “Parties” has the meaning set forth in the Preamble.

1.118
“Patent Defense Matters” means the conduct of interferences, derivation proceedings, inter partes review and post-grant review, the defense of oppositions and other similar proceedings with respect to a Patent, excluding any activities associated with claims, including as a counterclaim or declaratory judgment action, of unpatentability, invalidity or unenforceability of such Patent that are brought by a Third Party in connection with an alleged or threatened infringement by a Third Party of a Patent.
1.119
“Patents” mean: (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.
1.120
“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
1.121
“Phase I Clinical Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. § 312.21(a) (or equivalent regulation in countries other than the United States).
1.122
“Phase II Clinical Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. § 312.21(b) (or equivalent regulation in countries other than the United States). [***]
1.123
“Phase III Clinical Trial” means a controlled or uncontrolled human Clinical Trial of a product that would satisfy the requirements of 21 C.F.R. § 312.21(c) (or equivalent regulation in countries other than the United States). [***]
1.124
“Pivotal Clinical Trial” means [***].
1.125
“Precision” has the meaning set forth in the Preamble.
1.126
“Precision Arising IP” means, individually or collectively, Precision Sole IP and Precision’s share in Joint IP.

1.127
“Precision Arising Platform IP” means any and all Precision Arising IP that is not Precision Arising Product IP.
1.128
“Precision Arising Product IP” means Precision Arising IP that that is necessary or reasonably useful for the Exploitation of an Existing Product.
1.129
“Precision Background IP” means any and all (a) Patents Controlled by Precision or its Affiliates at any time during the Term that Cover the Licensed ARCUS Nuclease or a Licensed Product or any Know-How in the following clause (b); and (b) Know-How Controlled by Precision or its Affiliates (i) as of the Effective Date or (ii) during the Term solely to the extent Precision has disclosed such Know-How to Imugene in writing or during the conduct of a JSC meeting hereunder, in each case (i) and (ii) that is necessary or reasonably useful for the Exploitation of a Licensed Product, including Know-How that is specific to the Licensed ARCUS Nuclease or any ARCUS Research Tool.
1.130
“Precision Background Platform IP” means any and all Precision Background IP that is not Precision Background Product IP, including ARCUS Technology other than ARCUS Research Tools.
1.131
“Precision Background Product IP” means any and all Precision Background IP that (a) is necessary or reasonably useful for the Exploitation of an Existing Product, or (b) Covers (in the case of a Patent) or is specific to (in the case of Know-How) the Licensed ARCUS Nuclease or any ARCUS Research Tool.
1.132
“Precision Indemnitee” has the meaning set forth in Section 12.1.2.
1.133
“Precision Patent” means any Patent included in the Precision Technology.
1.134
“Precision Platform IP” means, individually or collectively, the Precision Background Platform IP and the Precision Arising Platform IP.
1.135
“Precision Product IP” means, individually or collectively, the Precision Background Product IP and the Precision Arising Product IP.
1.136
“Precision Product Patent” means [***].
1.137
“Precision Product-Specific Claim” means [***].
1.138
“Precision Sole IP” has the meaning set forth in Section 10.1.2(b).
1.139
“Precision Technology” means, individually or collectively, the Precision Background IP and the Precision Arising IP.
1.140
“Pricing and Reimbursement Approval” means, with respect to a particular Licensed Product and a particular country or regulatory jurisdiction, any approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Licensed Product, as required in a given country or jurisdiction prior to sale of such Licensed Product in such country or jurisdiction at the relevant time.

1.141
“Proceeds” means all compensation of any kind received by Imugene or any of its Affiliates in consideration for or otherwise in connection with the execution of a Product Partnering Transaction (including [***]).

1.142
“Product Partnering Transaction” means a transaction pursuant to which Imugene or any of its Affiliates grants to a Third Party [***].
1.143
“Prosecute and Maintain” or “Prosecution and Maintenance” with respect to a particular Patent, means (a) all activities associated with the preparation, filing, prosecution and maintenance of such Patent, and (b) all Patent Defense Matters with respect to such Patent.
1.144
“Prosecuting Party” has the meaning set forth in Section 10.2.2.
1.145
“Receiving Party” has the meaning set forth in Section 13.1.2.
1.146
“Reference Rate” is the [***].
1.147
“Registration Rights Agreement” has the meaning set forth in the Asset Purchase Agreement.
1.148
“Regulatory Approvals” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, Pricing and Reimbursement Approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the testing or Exploitation of a pharmaceutical product (including any Licensed Product) in any country or jurisdiction, including Pricing and Reimbursement Approval, as applicable.
1.149
“Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the Exploitation of pharmaceutical products (including any Licensed Product) in any country or jurisdiction. For countries or jurisdictions where governmental approval is required for pricing or reimbursement for a pharmaceutical product (including any Licensed Product) to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority includes any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.
1.150
“Regulatory Filings” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations), non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) or waivers with respect to the Commercialization of a pharmaceutical product (including Licensed Products) made to or received from any Regulatory Authority or research ethics committee in a given country or jurisdiction, including INDs and BLAs.
1.151
“Relevant Factors” means all factors that are relevant to the Development, manufacture or Commercialization of a product, including its safety and efficacy, product profile, cost to develop, cost and availability of supply, the time required to complete Development, the competitiveness of the marketplace (including the proprietary position and anticipated market share of the product), the patent position with respect to such product (including the ability to obtain or enforce, or have obtained or enforced, such patent rights), the third-party patent landscape relevant to the product, the regulatory structure involved, the likelihood of regulatory approval, the anticipated or actual profitability of the applicable product and other technical, commercial, legal, scientific, regulatory and medical considerations.
1.152
“Representatives” has the meaning set forth in Section 10.1.6.
1.153
“Research” means, with respect to a Licensed Product, or other product or therapy, any and all activities directed to the discovery, identification, screening, testing, assessment and optimization of such Licensed Product, or other product or therapy.
1.154
“Right of Reference” means the authority to rely upon, and otherwise use, an investigation for the purpose of filing, and conducting a Clinical Trial under, an IND, or obtaining approval of a Marketing Authorization or other Regulatory Approval, including the ability to make available the underlying raw data from the investigation for audit by the applicable Regulatory Authority in such country or other jurisdiction, if necessary.
1.155
“Royalty” has the meaning set forth in Section 9.3.2.
1.156
“Royalty Term” has the meaning set forth in Section 9.3.1.
1.157
[***]
1.158
“Selling Party” means Imugene, its Affiliates or its or their Sublicensees.
1.159
“Sublicensee” means a Third Party that is granted a license or sublicense to Develop, Manufacture or Commercialize a Licensed Product in the Licensed Field in the Territory, beyond the mere right to purchase such Licensed Product from Imugene and its Affiliates, and excludes Imugene’s and its Affiliates’ Distributors.
1.160
“Target” means a single unique molecular species that (a) is chemically distinct from other molecules, (b) is an antigenic protein or antigenic glycolipid protein complex that is expressed on or in a human cell (including all epitopes of such antigenic protein or antigenic glycolipid protein complex), and (c) wherein a binding entity derives recognized therapeutic value from binding such molecular species. Notwithstanding the foregoing, “Target” does not include any human gene that would otherwise be included in the foregoing definition, genetic variations or mutations in which cause or contribute to a human disease, wherein a therapeutic effect with respect to such disease may be achieved by delivery of an in vivo gene editing product intended to permanently add to, subtract or modify such gene in a patient’s cells.
1.161
“Term” has the meaning set forth in Section 14.1.
1.162
“Terminated Existing Product” means an Existing Product that has become a Terminated Product in accordance with Article 14.
1.163
“Terminated Product” has the meaning set forth in Section 14.3.

1.164
“Territory” means worldwide.
1.165
“Third Party” means any Person other than Imugene or Precision (or their respective Affiliates).
1.166
“Trading Day” means a day on which the ASX is open for trading, provided that if no closing price or daily trading volume is reported in respect of the relevant shares on the ASX for one or more consecutive trading days, such day or days will be disregarded in any relevant calculation and shall be deemed not to have existed when ascertaining any period of trading days.
1.167
“Transaction Documents” has the meaning set forth in the Asset Purchase Agreement.
1.168
“Unavailable Target” means: (a) [***] or (b) an Excluded Target.
1.169
“U.S.” means the United States of America and its territories and possessions.
1.170
“U.S. GAAP” has the meaning set forth in the definition of “Net Sales”.
1.171
“Valid Claim” means, with respect to a given Licensed Product, a claim that Covers (i) [***], (ii) [***] or (iii) [***], in each case (i) - (iii) contained in (a) an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal; or (b) a pending patent application that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken and that has been pending for no longer than [***].
1.172
“VWAP” means the arithmetic average of the daily volume weighted average sale price of the relevant shares sold on the ASX during the Trading Day (subject to excluding certain special trades, crossings, overseas trades and trades pursuant to exercise of options, and appropriate adjustments being made in respect of reconstructions, consolidations, divisions or reclassifications of such shares into a lesser or greater number of securities, other than a buyback or capital reduction, during the relevant period, and in respect of certain other market circumstances to adjust for market anomalies, such as suspensions of trading).
1.173
“Withholding Tax Action” has the meaning set forth in Section 9.9.4.
Article 2

GOVERNANCE AND JOINT STEERING COMMITTEE
2.1
Relationship Managers. No later than [***] after the Effective Date, each Party will appoint an individual to act as its relationship manager under this Agreement as soon as practicable after the Effective Date (each a “Relationship Manager”). The Relationship Managers will: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties; (c) facilitate the prompt resolution of any disputes; and (d) attend JSC meetings, in each case, as a non-voting member. A Relationship Manager may also bring any matter to the attention of the JSC if such Relationship Manager reasonably believes that such matter warrants such attention. Each Party will use reasonable efforts to keep an appropriate level of continuity but may replace its Relationship Manager at any time upon written notice to the other Party.
2.2
Joint Steering Committee.
2.2.1
Establishment; Purpose of JSC. No later than [***] after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to monitor the Exploitation of the Licensed Products in the Licensed Field in the Territory. The JSC will be composed of an equal number of representatives from each Party and a minimum of three (3) representatives of each Party and who have the appropriate and direct knowledge and expertise and requisite decision-making authority. Each Party may replace any of its representatives on the JSC and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a representative will notify the other Party at least [***] prior to the next scheduled meeting of the JSC. Both Parties will use reasonable efforts to keep an appropriate level of continuity in representation. Representatives may be represented at any meeting by another person designated by the absent representative. Each Party’s representatives on the JSC will inform and coordinate within their respective organization to enable each Party to fulfill its obligations as agreed upon between the Parties under this Agreement, including within the time frames set forth hereunder.
2.2.2
Meeting Agendas. Each Party will disclose to the other Party the proposed agenda items along with appropriate information at least [***] in advance of each meeting of the JSC; provided that under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of a meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.
2.2.3
Meetings. The JSC will hold meetings at such times as it elects to do so, but will meet no less frequently than quarterly, unless otherwise agreed by the Parties. The JSC may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communication method; provided that the Parties will use reasonable efforts for at least one meeting each Calendar Year to be conducted in person at a location selected alternatively by Precision and Imugene or such other location as the Parties may agree. Each Party will be responsible for all of its own costs and expenses of participating in any JSC meeting. The Relationship Managers will jointly prepare and circulate minutes for each JSC meeting within [***] after each such meeting and will ensure that such minutes are reviewed and approved by their respective companies within [***] thereafter.
2.2.4
JSC Responsibilities. The responsibilities of the JSC will be to:
(a)
provide a forum for the discussion of the Parties’ activities and the flow of information contemplated under this Agreement;
(b)
review and discuss the Development of each Existing Product, including clinical trial protocols, monitoring plans, and data disclosure plans included with each such protocol;

(c)
[***] approve any clinical trial protocols, monitoring plans, and data disclosure plans included with each such protocol with respect to such Existing Product;
(d)
monitor progress of the Expansion Cohort;
(e)
consider and discuss the results of the Expansion Cohort upon its completion (or earlier termination, if required by the FDA);
(f)
monitor progress of the Development of the Licensed Products in the Licensed Field in the Territory;
(g)
review and discuss matters that may have a material adverse impact upon the regulatory status of any Existing Product, as described in Section 5.1.2(f);
(h)
review and discuss Medical Affairs Plans and any updates thereto for any Existing Product, as described in Section 5.6;
(i)
review and discuss the Commercialization of the Existing Product;
(j)
oversee the implementation of activities to be performed under, any Technology Transfer Plan and any other written agreement between the Parties with respect to the subject matter hereof; and
(k)
perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the Parties’ written agreement.
2.3
Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives (which may include legal counsel), to attend a meeting of the JSC (in a non-voting capacity), if such participants have expertise that is relevant to the planned agenda for such JSC meeting; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, then such Party will provide prior written notice to the other Party reasonably in advance of such meeting and will ensure that such Third Party is bound by obligations of confidentiality and non-use at least as stringent as those set forth in Article 13.
2.4
Decision-Making.
2.4.1
General Process. The JSC will only have the advisory powers expressly assigned to it in this Article 2 and elsewhere in this Agreement and will not have the authority to: (a) modify or amend the terms of this Agreement; or (b) waive either Party’s compliance with the terms of this Agreement. [***] No action taken at any meeting of the JSC will be effective unless there is a quorum at such meeting, and at all such meetings, a quorum will be reached if two voting representatives of each Party are present or participating in such meeting. Except as otherwise expressly set forth in this Agreement, the phrases “determine,” “designate,” “confirm,” “approve,” or “determine whether to approve” by the JSC and similar phrases used in this Agreement will mean approval in accordance with this Section 2.4, including the escalation and tie‑breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 2.2.4 to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 2.4.

2.4.2
Decisions of the JSC. The JSC will use good faith efforts, in compliance with this Section 2.4.2, to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, the JSC is unable to resolve any such matter that is within the scope of the JSC’s authority or any other disagreement between the Parties that may be referred to the JSC, in each case, within a period of [***], then a Party may refer such matter for resolution in accordance with Section 2.5.1.
2.5
Resolution of JSC Disputes.
2.5.1
Referral to Executive Officers. If a Party makes an election under Section 2.4.2 to refer a matter on which the JSC cannot reach a consensus decision for resolution by the Executive Officers, then the JSC will submit in writing the respective positions of the Parties to their respective Executive Officers. The Executive Officers will use good faith efforts to resolve any such matter so referred to them as soon as practicable, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.
2.5.2
No Change; Status Quo. If the Executive Officers are unable to reach agreement on any such matter referred to them within [***] after such matter is so referred (or such longer period as the Executive Officers may agree upon), then neither Party will have final decision-making authority over approval of such matter and all such matters must be decided by unanimous agreement of the Parties in order to take any action or adopt any change from the then-current status quo, as applicable, provided that Precision will have final decision-making authority with respect to [***].
2.5.3
Limitations on Decision-Making. Notwithstanding any provision to the contrary set forth in this Agreement, without the other Party’s prior written consent, neither Party (in the exercise of a Party’s final decision-making authority), the JSC, nor a Party’s Executive Officer, in each case, may make a decision that could reasonably be expected to [***].
2.6
Discontinuation of JSC. The JSC will continue to exist until the first to occur of (a) [***], or (b) [***]. Once the JSC is disbanded, the JSC will have no further obligations under this Agreement and, thereafter, the Relationship Managers will be the points of contact for the exchange of information between the Parties under this Agreement.
Article 3

INCLUDED TARGETS
3.1
Nomination of Included Targets. During the period beginning on the Effective Date and ending on the earlier of (a) the fifth (5th) anniversary of the Effective Date and (b) the date that the third (3rd) Target is deemed an Included Target hereunder (the “Target Nomination Period”), Imugene shall have the right, subject to the terms and conditions of this Agreement, to name up to three (3) oncology Targets to be included as an Included Target under this Agreement in accordance with this Section 3.1. Imugene may exercise such right in its sole discretion at any time during the Target Nomination Period by providing written notice to Precision, through the JSC, specifying the identity of the oncology Target that Imugene desires to include as an Included Target under this Agreement (each, a “Nomination Request”), provided that if any such Target is an Unavailable Target at the time Precision receives such Nomination Request, then Precision shall within [***] of receipt of the Nomination Request provide written notice to Imugene that such Target is an Unavailable Target, and such Nomination Request shall have no further effect. If the Target specified in such Nomination Request is not an Unavailable Target, then such Target shall be deemed an Included Target upon receipt of such Nomination Request by Precision for purposes of this Agreement. [***]
3.2
Reservation of Rights. Precision will be free to grant rights for any Target that is not an Included Target (including any Unavailable Target) to any Third Party at any time.
Article 4

DEVELOPMENT MATTERS
4.1
Existing Product.
4.1.1
Conduct of the Parties. The Parties’ mutual objective is to permit Imugene, pursuant to and in accordance with the terms of this Agreement, to Develop the Existing Product(s) in the Licensed Field while not taking any action that would be reasonably likely to materially adversely affect Development of any Existing Product outside the Licensed Field. Each Party shall conduct itself and its activities hereunder consistent with that understanding, consistent with sound and ethical business and scientific practices. In all matters related to such activities, the Parties shall strive to balance, as best as reasonably possible, their respective legitimate interests and concerns and to realize the economic potential of the Existing Product(s) in the Licensed Field and outside the Licensed Field.
4.1.2
Ongoing Precision Trial. Promptly following the Effective Date, to the extent permitted by Applicable Laws, Precision will transfer to Imugene the Ongoing Precision Trial and furnish Imugene with reasonable cooperation to transition to Imugene the management and continued performance of such Ongoing Clinical Trial in a manner in compliance with Applicable Laws and ethical guidelines.
4.1.3
Expansion Cohort.
(a)
As of the Effective Date, the Parties acknowledge that Precision has submitted the Expansion Cohort Modification to the FDA. If the FDA objects to the Expansion Cohort Modification during the applicable review period, then the Parties will make adjustments to the Expansion Cohort Modification based on the feedback received from the FDA and submit such adjustments to the FDA for review, as soon as possible after receipt of such FDA feedback, all in accordance with the terms of this Agreement.
(b)
[***]
4.1.4
Development Responsibility; Diligence Obligations. Subject to the terms of this Agreement, Imugene shall be responsible for, at its sole cost and expense, all Development of the Existing Product in Licensed Field in the Territory, including all Clinical Trials and activities that are necessary for or otherwise support obtaining and maintaining Regulatory Approvals in the Licensed Field in the Territory. Imugene shall use Commercially Reasonable Efforts to Develop and seek and obtain Regulatory Approval for each Existing Product in the Licensed Field throughout the Territory in accordance with all Applicable Laws. Without limiting the foregoing,

(a) Imugene (i) will initiate the first dosing of a human subject in the Expansion Cohort with the Existing Product that is the subject of the Expansion Cohort Modification (or any adjustment thereof submitted in accordance with Section 4.1.3(a)) by the later of (A) [***], or (B) [***] after the FDA does not object to the Expansion Cohort Modification (or any adjustment thereof submitted in accordance with Section 4.1.3(a)) during the applicable review period therefor, and (ii) will complete the Expansion Cohort in accordance with the study design set forth in the applicable protocol, unless otherwise required by the FDA; and (b) [***].
4.1.5
Standard of Conduct. Imugene will perform, and will cause its Affiliates, Sublicensees, and subcontractors to perform, all Development activities for any Existing Product in a timely, good scientific manner, in accordance with GLP, cGMP, and cGCP, as applicable, and in compliance with Applicable Laws. In addition, Imugene will conduct its obligations with respect to any Clinical Trial with the study design set forth in the applicable protocol, each as may be amended from time to time.
4.1.6
Transfer of IND. Precision will use its Commercially Reasonable Efforts to assign and transfer within [***] all of its rights, title and interests in and to any INDs and orphan drug designations for the Licensed Products. Imugene will cooperate in connection therewith and shall perform all duties under such INDs and orphan drug designations from and after assignment. Subject to the foregoing, the Parties will reasonably cooperate to ensure an orderly transition of duties under such INDs and orphan drug designations and to fulfill applicable filing obligations with Regulatory Authorities. Imugene will not transfer or otherwise assign to an Affiliate or Third Party any such Regulatory Filing that was in existence as of the Effective Date and was transferred to Imugene pursuant to this Section 4.1.6 without obtaining a Right of Reference to such Regulatory Filing for Precision, its Affiliates and any of its licensees consistent with Section 5.3; any purported assignment or transfer that is not in compliance with the foregoing shall be null and void.
4.2
Development Records.
4.2.1
Generally. Imugene will, and will cause its Affiliates, Sublicensees, and subcontractors to, maintain reasonably complete, current, and accurate records of all Development activities conducted by or on behalf of Imugene, and its Affiliates, Sublicensees, and subcontractors, respectively, pursuant to this Agreement and all data and other information resulting from such activities consistent with its usual practices, in validated computer systems that are compliant with 21 C.F.R. §11 and in accordance with Applicable Laws (“Development Records”). Such Development Records will fully and properly reflect all work done and results achieved in the performance of the Development activities for the Licensed Products in good scientific manner appropriate for regulatory and patent purposes.
4.2.2
Additional Requirements for Existing Product. Imugene will maintain all Development Records related to any Existing Product for a period of [***] after the end of the Term. Imugene will document all non-clinical and preclinical studies and Clinical Trials of any Existing Product in formal written study reports in accordance with GLP, cGMP, and cGCP, as applicable, and in compliance with Applicable Law.

(a)
Upon Precision’s reasonable request, not more frequently than [***] during which Imugene or its Affiliates, Sublicensees, or subcontractors are performing or having performed Development activities for any Existing Product, Imugene will, and will cause its Affiliates, Sublicensees, and subcontractors to, allow Precision to access, review, and copy such records (including access to relevant databases). Precision will have the right to use the data and results generated by or on behalf of Imugene and its Affiliates, Sublicensees, and subcontractors hereunder to Exploit any Existing Product outside of the Licensed Field in the Territory. Imugene will ensure that all records or other documents that it transmits to Precision electronically under this Agreement are transmitted over secure systems that include adequate encryption safeguards to prevent unauthorized access and maintain data security.
(b)
Upon Imugene’s reasonable request during the Term, not more frequently than [***] during which Precision or its Affiliates, Sublicensees, or subcontractors are performing or having performed development activities for any Existing Product, Precision will allow Imugene to access, review, and copy all data and other information resulting from such activities (including access to relevant databases) that are Controlled by Precision. Imugene will have the right to use such data and information hereunder to Exploit any Existing Product in the Licensed Field in the Territory. Precision will ensure that all data and other information that it transmits to Imugene electronically under this Agreement are transmitted over secure systems that include adequate encryption safeguards to prevent unauthorized access and maintain data security.
4.3
Data Exchange and Use. In addition to its adverse event and safety data reporting obligations set forth in Section 5.4, each Party will promptly provide the other Party, through the JSC, with copies of all data and results and all supporting documentation (e.g., protocols, Investigator’s Brochures, case report forms, analysis plans, and all in English language) Controlled by such Party or its Affiliates (or Sublicensees, in the case of Imugene) that are generated by or on behalf of such Party or its Affiliates (or Sublicensees, as applicable) in the Development of each Existing Product. Imugene will have the right to use and reference such data and results provided by Precision for the purpose of performing Development activities under this Agreement, obtaining, supporting, and maintaining Regulatory Approvals and any Reimbursement Approval, as applicable, of Licensed Products in the Licensed Field in the Territory, without additional consideration. Precision and its designees will have the right to use and reference such data and results provided by Imugene for the purpose of Developing any Existing Product or any other products based on ARCUS Technology, and obtaining, supporting, and maintaining Regulatory Approvals or any Reimbursement Approvals, as applicable, of any such product, in each case in all fields in the Territory, without additional consideration.
4.4
Development Reports. On an annual basis, during any period in which Imugene is performing, or having performed, Development activities for any Licensed Product, Imugene will provide Precision, at Imugene’s sole cost and expense, with reasonably detailed written reports summarizing the Development activities performed during the period since the preceding report, the Development activities in process, and the future activities that Imugene or its Sublicensees or subcontractors expect to initiate. Without limiting the foregoing, such reports will contain sufficient detail to enable Precision to assess Imugene’s compliance with its Development diligence obligations set forth in this Article 4 (including, for clarity, to assess the expenditures of Imugene, Parent, and any of their respective Affiliates to assess compliance with Section 4.1.4(b)). Imugene will promptly respond to Precision’s reasonable requests from time to time for additional information regarding significant Development activities for any Licensed Product performed by or on behalf of Imugene or its Affiliates, Sublicensees, or subcontractors.
Article 5

REGULATORY MATTERS; MEDICAL AFFAIRS

5.1
Regulatory Responsibilities.
5.1.1
Existing Product Outside the Licensed Field. As between Precision and Imugene, Precision shall be solely responsible for any and all regulatory activities with respect to any Existing Product outside the Licensed Field, including filing of all Regulatory Filings for any Existing Product, maintenance of all Regulatory Approvals, any reports or submissions required to be made to any non-governmental Third Party payors, and any and all regulatory matters arising after obtaining Regulatory Approval, including post-marketing inquiries and safety surveillance activities. Precision shall keep Imugene reasonably apprised of such activities.

5.1.2
Existing Product in the Licensed Field.
(a)
As between Precision and Imugene, subject to the terms of this Agreement, Imugene shall be responsible for regulatory activities with respect to any Existing Product in the Licensed Field in the Territory, and shall use Commercially Reasonable Efforts to prepare any and all Regulatory Filings for all indications in the Licensed Field. Imugene shall submit to Precision each such proposed Regulatory Filing prepared for Precision’s comments and review, such review and comments to be transmitted to Imugene as soon as reasonably possible. In addition, the JSC shall establish mechanisms or guidelines for the interactions of the Parties with respect to the submission of Regulatory Filings for any Existing Product in the Licensed Field in the Territory, including the submission of information as a follow up to any such submitted Regulatory Filing, which mechanisms or guidelines shall be consistent with the Parties’ obligations described in this Section 5.1.
(b)
To the extent possible, and as soon as reasonably possible, each Party shall provide to the JSC reasonable written notice of all meetings and conference telephone calls with any Regulatory Authority in which matters that would be expected to relate to an Existing Product will be discussed. Precision shall have the right to have reasonable representation present at all such meetings and have reasonable representation attend each such conference telephone call with any Regulatory Authority in which matters that would be expected to relate to an Existing Product will be discussed, in each case to the extent permitted by such relevant Regulatory Authority.
(c)
Each Party shall notify the JSC within [***] after it receives information about the initiation of any investigation or inquiry by any Regulatory Authority concerning the Development, Manufacture or Commercialization of an Existing Product to the extent such investigation or inquiry would be reasonably likely to adversely affect the other Party.
(d)
If a Regulatory Authority desires to conduct an inspection or audit with regard to an Existing Product or Imugene’s facility or a facility under contract with Imugene or its Affiliate with respect to the activities relevant to this Agreement, Imugene shall permit and cooperate with such inspection or audit, and shall cause the contract facility to permit and cooperate with such Regulatory Authority during such inspection or audit. Imugene shall conform its activities under this Agreement to any commitments made in such a response, except to the extent that Imugene believes in good faith that such commitments violate Applicable Laws.
(e)
If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of either Party or its Affilaite relating to any Existing Product, then such Party will notify the JSC of such contact, inspection, or notice or action within [***] after receipt of such notice (or, if action is taken without notice, within [***] of Imugene becoming aware of such action). Such Party will have the final decision-making authority with respect to [***]. The costs and expenses of any such regulatory action will be borne by such Party.
(f)
If either Party believes that the other Party or its Affiliate is taking or intends to take any action with respect to an Existing Product that could have a material adverse impact upon the regulatory status of any Existing Product, [***].
5.1.3
Additional Products. Subject to the terms of this Agreement, as between the Parties, Imugene shall have sole responsibility for and control of the preparation, submission, and maintenance of all Regulatory Filings and obtaining and maintaining all Regulatory Approvals (including the preparation and submission of the IND filing and for seeking IND approval) with respect to Additional Products in the Licensed Field, and shall have sole control over all related interactions with the applicable Regulatory Authority, including all correspondence to or with the applicable Regulatory Authority. Imugene will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for Additional Products in the Licensed Field and, as between the Parties, all such Regulatory Filings and Regulatory Approvals will be held in the name of Imugene.
5.1.4
ARCUS Nuclease Matters. Notwithstanding Imugene’s sole responsibility with respect to regulatory matters involving Additional Products, Precision shall have the right, prior to BLA approval for each Additional Product, to have its employees attend each INTERACT meeting or pre-IND submission meeting, the end of the Phase II Clinical Trial meeting for such Additional Product, and any other meeting with the FDA or EMA if such other meeting has any item on the agenda directed to the manufacturing, quality, safety (including non-clinical safety related to production of ARCUS Nucleases) or delivery of ARCUS Nucleases or ARCUS Technology (collectively, “ARCUS Regulatory Matters”). Prior to BLA approval for each Additional Product, Imugene will provide drafts of its communications with the FDA and EMA (including with respect to CMC-related matters) to the extent they relate to ARCUS Regulatory Matters to Precision for review and comment, and will consider Precision’s comments in good faith and not unreasonably reject any such comments, before submitting such communications to the FDA or EMA. Following BLA approval for each Additional Product, Imugene shall provide Precision notice regarding any communications from Regulatory Authorities regarding ARCUS Regulatory Matters.
5.2
Regulatory Costs. Imugene shall bear all costs and expenses it incurs to conduct all regulatory activities under this Agreement.
5.3
Right of Reference. Each Party hereby grants, and shall cause its Affiliates (and Sublicensees, in the case of Imugene) to grant, at no cost, to the other Party, its Affiliates and any of their respective licensees (in the case of Precision) or Sublicensees (in the case of Imugene) a Right of Reference to any data and Regulatory Filings Controlled by the granting Party or its

Affiliates (or Sublicensees, in the case of Imugene) that relates to any Existing Product that the other Party reasonably believes may be necessary or useful to the Development, Manufacture or Commercialization of any Existing Product in such other Party’s respective field (i.e., in the Licensed Field, in the case of Imugene, or outside the Licensed Field, in the case of Precision), and the granting Party will provide, and shall cause its Affiliates (and Sublicensees, in the case of Imugene) to provide, a signed statement to the foregoing effect, as reasonably requested by the other Party.
5.4
Adverse Event Reporting; Pharmacovigilance Agreement.
5.4.1
Generally. As between the Parties, Imugene shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, product quality, product complaints and safety data relating to Licensed Products in the Licensed Field to the appropriate Regulatory Authorities in the Territory, in each case in accordance with Applicable Laws of the relevant countries and Regulatory Authorities. Imugene shall be solely responsible for all costs and expenses it incurs to conduct its pharmacovigilance responsibilities. At the reasonable request of either Party, the Parties shall enter into a pharmacovigilance agreement on terms that comply with ICH guidelines, including: (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to any Existing Product or the Licensed ARCUS Nuclease worldwide within appropriate timeframes and in an appropriate format to enable each Party to meet both expedited and periodic regulatory reporting requirements; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis for the reporting of safety data in accordance with standards stipulated in the ICH guidelines, and all applicable regulatory and legal requirements regarding the management of safety data.
5.4.2
Right to Audit for Existing Product. Each Party shall have the right to perform audits of the other Party’s pharmacovigilance activities relating to the Parties’ activities in relation to any Existing Product under the terms of this Agreement including compliance by the other Party with Applicable Laws. The frequency of such audits will be no more than [***] in any [***] period during the Term; provided that such audits may be more frequent if, in the auditing Party’s sole discretion, more frequent audits are necessary by a risk-based approach, and except in ‘for cause’ situations where, in the event of a serious or potentially serious issue, additional audits may be conducted. The notification of one Party’s intent to conduct such an audit will be provided in writing to the other Party within a reasonable time period in advance, based upon the particular circumstances of the situation.
5.5
Product Withdrawals and Recalls. In the event that (a) an event, incident, or circumstance has occurred which may result in the need for a recall or other removal of an Existing Product or any lot or lots thereof from the market in the Territory; (b) any Regulatory Authority in the Territory threatens or initiates any action to remove an Existing Product from the market in the Territory; or (c) any Regulatory Authority in the Territory requires distribution of a “Dear Doctor” letter or its equivalent, regarding use of the Existing Product in the Territory, Imugene shall promptly advise Precision in writing with respect thereto, and shall provide to Precision copies of all relevant correspondence, notices, and any other related documents. Unless otherwise agreed by the Parties, Imugene shall be responsible for conducting a recall of any Existing Product in the Licensed Field. No recall shall be commenced in the Territory without Precision’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Each Party will cooperate with the other Party in the performance of any recall or withdrawal.
5.6
Medical Affairs No later than [***] prior to the anticipated date of performance of Medical Affairs activities for an Existing Product in the Territory, Imugene will prepare an initial draft of each Medical Affairs Plan for the applicable Existing Product(s) and provide such initial draft to the JSC to review and discuss. The Medical Affairs Plan(s) will contain a high-level summary of the major Medical Affairs activities to be undertaken by Imugene for the applicable Existing Product(s) in the Licensed Field in the Territory and the estimated timelines for performing such activities. Thereafter, from time to time, but at least annually, Imugene will propose updates to the Medical Affairs Plan(s) for the applicable Existing Product(s) in the Licensed Field in the Territory to reflect changes in such plan(s), including to account for relevant factors that may influence such plan and the Medical Affairs activities set forth therein and provide each such update to the JSC to review and discuss. For each Calendar Quarter in which any Medical Affairs are conducted by or on behalf of Imugene or its Affiliates or Sublicensees for any Existing Product in the Licensed Field in the Territory, Imugene will provide updates on Medical Affairs activities at each meeting of the JSC. The Parties recognize that each Party may benefit from the coordination of certain Medical Affairs activities for the Existing Product(s) inside and outside of the Licensed Field. Accordingly, the Parties will coordinate such activities through the JSC where appropriate.
Article 6

COMMERCIALIZATION
6.1
Existing Product.
6.1.1
Principles of Commercialization. The Parties intend for Imugene to Commercialize the Existing Product in the Licensed Field in the Territory, following Regulatory Approval thereof, as set forth in this Section 6.1. Each Party shall appoint a representative to be such Party’s single point of contact to facilitate information flow between the Parties relating to each Party’s experience and relationships in the Licensed Field (in the case of Imugene) and outside the Licensed Field (in the case of Precision). Each Party shall first address any communications relating to Commercialization by the other Party to such representatives unless otherwise agreed to by the Parties on a case-by-case basis. Such representatives shall, without limitation, coordinate direct involvement or meetings with subject matter experts within each Party’s internal organization and/or its field account management organization. Notwithstanding the foregoing, Precision’s representative shall not be required to provide details relating to any customer specific transaction or agreement.
6.1.2
Commercialization Activities. Imugene shall (i) use Commercially Reasonable Efforts to Commercialize [***] Existing Product in the Licensed Field following Regulatory Approval thereof in the Licensed Field throughout the Territory; and (ii) use Commercially Reasonable Efforts to perform other activities not otherwise identified herein but which are required by Regulatory Authorities to Commercialize [***] Existing Product in any indication in the Licensed Field for which Regulatory Approval has been obtained in the Territory.
6.1.3
Advertising and Promotional Materials.
(a)
Imugene Promotional Materials. Imugene will be responsible for development of all advertising and promotional materials, programs and initiatives related to the use of any Existing Product in the Licensed Field in the Territory, including medical education, symposia, opinion leader development, peer-to-peer development, publications, journal ads, and all other written communications that describe the features or benefits of the Product, in each case in the Licensed Field in the Territory (the “Imugene Promotional Materials”). All Imugene Promotional Materials shall be prepared in accordance with Applicable Law, Imugene’s policies for compliance with Applicable Laws, industry guidelines relating to promotional and advertising materials, any requirements of the FDA imposed as a condition of any Regulatory Approval, industry marketing codes such as the PhRMA code, and implementation guidelines to be mutually agreed upon by the Parties. Imugene shall implement appropriate policies and procedures relating to safety reporting, approval of Imugene Promotional Materials, sales force training and similar matters.
(b)
Imugene’s Compliance Policies. Imugene, on Precision’s request, shall provide Precision copies of and access to Imugene’s policies for compliance with Applicable Law relating to promotional and advertising materials, and Imugene’s procedures relating to the approval of promotional materials, sales force compliance training, and related matters. Precision shall have the right to audit Imugene’s materials and procedures, no more than [***].
6.1.4
Complaints and Inquiries. The Parties shall mutually develop a protocol for responding to any and all complaints, medical questions, or other inquiries relating to any Existing Product in the Licensed Field in the Territory, which are directed to such Parties’ respective sales representatives. Imugene shall be responsible for responding to complaints, medical questions, or other inquiries relating to the Imugene Commercialization Activities and Precision or its designee shall be responsible for responding to all other complaints, medical questions, or other inquiries. Imugene shall notify Precision of, and provide to Precision all pertinent information in Imugene’s possession relating to, any and all suspected or actual tampering, counterfeiting, or contamination or other similar problems with respect to any Existing Product in the Licensed Field in the Territory.
6.2
Additional Products.
6.2.1
Commercialization of Additional Products. Imugene shall have the sole right and responsibility for, and shall bear all costs and expenses associated with, the Commercialization of Additional Products, including Manufacturing, distribution, marketing, and sales activities, in the [***]. Subject to the terms of this Agreement, all decisions concerning Commercialization of Additional Products in the [***], including the marketing and sales of Additional Products, and the design, price, and promotion of Additional Products, shall be within Imugene’s sole discretion.
6.2.2
Diligence Efforts for Additional Products. After receipt of Regulatory Approval, Imugene shall use Commercially Reasonable Efforts to Commercialize each Additional Product for which it obtains Regulatory Approval in the United States and each Major Foreign Market.
6.3
Reports. On an annual basis, Imugene will be obligated to deliver to Precision a report describing the status of Imugene’s and its Affiliates and Sublicensees’ Commercialization efforts with respect to Licensed Products in the Licensed Field in the Territory. In addition, Precision may from time to time provide Imugene with written requests describing specific types of information Precision requires in order to comply with Precision’s reporting and disclosure obligations under any Applicable Laws, and Imugene shall include such information in such reports.
6.4
Compensation for Sales Outside the Licensed Field. If Precision believes that there are material sales of any Existing Product outside the Licensed Field in the Territory, Precision shall be permitted to implement and conduct procedures under which material sales and purchases of any Existing Product in the Territory and other related market research data shall be audited and monitored, using for example IQVIA data and information, and Imugene agrees to cooperate with Precision in the implementation and conduct of such procedures. In the event that such an audit and monitoring procedure determines that material sales of any Existing Product outside the Licensed Field in the Territory have been or are being made by or for the benefit of Imugene, [***]. Notwithstanding anything to the contrary, the remedy to Precision set forth in the previous sentence will not be the exclusive remedy available to Precision for such sales.
Article 7

MANUFACTURING

7.1
Licensed Products. Subject to the terms of this Agreement, Imugene shall be solely responsible, at its sole cost and expense, for all Manufacturing (or having Manufactured through a CMO), including development of any Chemistry, Manufacturing and Controls sections of any Regulatory Materials or Regulatory Approval, for all Licensed Products for Imugene’s, its Affiliates’ and Sublicensees’ pre-clinical and clinical Development and Commercialization in the Licensed Field in the Territory under this Agreement.
7.2
Manufacturing Technology Transfer.
7.2.1
Upon written request by Precision, Imugene shall cooperate with Precision or its designee (at Precision’s expense) to conduct a manufacturing technology transfer sufficient to enable Precision, its Affiliate or its designee (or a CMO engaged by any of them) to Manufacture (or have Manufactured by such CMO) each Existing Product, or any CAR-T product that is not an Additional Product (“Manufacturing Technology Transfer”) for Development and Commercialization pursuant to the applicable Technology Transfer Plan for such product.
7.2.2
In connection with the Manufacturing Technology Transfer following the applicable request by Precision under Section 7.2.1, the Parties shall promptly agree to a technology transfer plan with reasonable access to Imugene personnel (including reasonable caps on hours of access) and facilities, for the Manufacturing Technology Transfer for the applicable product to Precision, its Affiliate or its designee (or a CMO engaged by any of them), in a form reasonably acceptable to the Parties (the “Technology Transfer Plan”). Any such technology transfers shall be overseen by a working group of the JSC established for such purposes.
7.3
Clinical Supply. At Precision’s request, [***], Imugene will enter into one or more agreement(s) with Precision or its designee (at Precision’s sole discretion) on commercially reasonable terms providing for the supply of [***], together with an appropriate quality agreement setting forth Imugene’s quality and compliance obligations with respect to the manufacture and supply of the applicable product (collectively, a “Clinical Supply Agreement”). [***]

Article 8

LICENSE RIGHTS
8.1
License Grants to Imugene.
8.1.1
Exclusive License. Subject to the terms and conditions of this Agreement, Precision (on behalf of itself and its Affiliates) hereby grants to Imugene an exclusive (even as to Precision and its Affiliates), royalty-bearing (as set forth in Section 9.3), license, with the right to grant sublicenses (through multiple tiers, as provided in Section 8.4), under the Precision Product IP, to Exploit Licensed Products in the Licensed Field in the Territory; provided, however that the foregoing license shall be non-exclusive with respect to Manufacture of any Existing Product. Notwithstanding the foregoing, Precision or its designee may conduct Research and other Development activities with any Existing Product, including in connection with Exploitation of such Existing Product outside the Licensed Field; provided that Precision shall not have the right to conduct any clinical study of an Existing Product in the Licensed Field in the Territory, other than to transition the Ongoing Precision Trial to Imugene in accordance with the other Transaction Documents, without the prior written consent of Imugene.
8.1.2
Non-Exclusive Licenses. Subject to the terms and conditions of this Agreement, Precision (on behalf of itself and its Affiliates) hereby grants to Imugene a non-exclusive, royalty-bearing (as set forth in Section 9.3) license, with the right to grant sublicenses (through multiple tiers, as provided in Section 8.4), under the Precision Platform IP, to Exploit Licensed Products in the Licensed Field in the Territory. The license set forth in this Section 8.1.2 under Precision Platform IP is intended to provide Imugene a “freedom to operate” license with respect to the Precision Platform IP solely for the Exploitation of Licensed Products in the Licensed Field, and not for Imugene’s independent use of the Precision Platform IP. Imugene acknowledges and agrees that Imugene will not have any right to (a) access or receive any ARCUS Technology, except as expressly set forth with respect to ARCUS Research Tools in Section 8.2, (b) design, create, select, or optimize any ARCUS Nucleases using the ARCUS Technology, or (c) otherwise use the ARCUS Technology as a genome engineering tool; in the case of (a) and (c), except to the extent that the ARCUS Technology is embodied in the Licensed ARCUS Nuclease or any Licensed Product and utilized solely in Imugene’s practice of the licenses granted in Section 8.1.1. The Parties agree that ARCUS Technology will not be transferred to Imugene or its designee under this Agreement except as expressly set forth with respect to ARCUS Research Tools in Section 8.2.
8.1.3
Restrictions on Licensed ARCUS Nuclease. Imugene acknowledges and agrees that the foregoing license does not include any right to, and Imugene shall not, and shall not permit any of its Affiliates or its or their Sublicensees to (a) modify the Licensed ARCUS Nuclease, or (b) [***], in each case (a) and (b), without Precision’s prior written consent.
8.2
ARCUS Research Tools Transfer. Within [***] following the Effective Date, Precision will make available to Imugene Precision Background IP reasonably sufficient to enable the use of the ARCUS Research Tools under the licenses granted to Imugene in Section 8.1.

8.3
License Grant to Precision. Subject to the terms and conditions of this Agreement, Imugene agrees to grant and hereby grants (on behalf of itself and its Affiliates) to Precision (a) a perpetual, fully-paid, royalty-free, non-exclusive license, with right to grant sublicenses through multiple tiers, under all Imugene Arising IP and any Imugene Background IP that is necessary or reasonably useful for the applicable Existing Product, or its use or manufacture, to Exploit any Existing Product in all fields in the Territory, and (b) a perpetual, fully-paid, royalty-free, non-exclusive license, with right to grant sublicenses through multiple tiers, under all Imugene Arising IP to Exploit all other products, other than the Licensed Products, in all fields in the Territory. Notwithstanding the non-exclusive nature of the foregoing license, Imugene shall not Research, Develop (including conduct of any Clinical Trial) or otherwise Exploit any Licensed Products outside the Licensed Field. Precision shall not: (y) practice the license granted to it under clause (a) in the Licensed Field during the Term unless the Existing Product has become a Terminated Product in accordance with Article 14, and (z) practice the license granted to it under clause (b) in the Licensed Field during the Term.

8.4
Third Party Sublicenses.
8.4.1
Generally. Imugene and Precision may grant one or more sublicenses under the rights and licenses granted to it under Section 8.1 (in the case of Imugene) or Section 8.3 (in the case of Precision), in full or in part, to Third Parties (with the right to sublicense through multiple tiers); provided, that: (a) any such permitted sublicense is consistent with and subject to the terms and conditions of this Agreement, including the confidentiality provisions of Article 13 and the intellectual property provisions of Article 10 (in the case of Imugene); and (b) the Party granting such sublicense shall remain responsible for performance of such Party’s obligations under this Agreement and shall be responsible for all actions of each such sublicensee as if such sublicensee were the Party hereunder.
8.4.2
By Imugene. Imugene will not grant any sublicense or other right that permits any Research, Development or Commercialization of any Existing Product by any Third Party without Precision’s prior written consent, provided that Imugene may grant any sublicense or other right, without Precision’s prior written consent, to (a) a sublicensee that is a pharmaceutical or biotechnology company having [***], or (b) a contract distributor, Third Party contractor or service provider, including a CMO, in order to provide services for a fee for the benefit of Imugene. Without limiting the foregoing, any sublicense or other right must include in the written agreement pursuant to which such sublicense or other right is granted provisions ensuring that (x) the Existing Product(s) are Exploited in a manner consistent with the requirements set forth in this Agreement, (y) Precision is an intended third party beneficiary to such agreement and (z) all rights attaching therefrom in relation to any activities contemplated by this Agreement and the right to enforce the provisions of such agreement against the applicable Third Party are vested in Precision. To the extent required by the Cellectis Agreement, each sublicense granted by Imugene under any Patents within Precision Product IP must grant the same scope of rights for all Patents within Precision Product IP and each sublicense granted by Imugene under any Patents within Precision Platform IP must grant the same scope of rights for all Patents within Precision Platform IP. Any purported sublicense or other right granted by Imugene that is not in compliance with the requirements of this Section 8.4.2 shall be null and void. Imugene shall deliver a copy of each sublicense, or amendment thereto, to Precision promptly following the execution thereof.

8.5
Retention of Rights; No Implied Rights. Except as expressly set forth in this Agreement, neither Party shall be granted, by implication, estoppel or otherwise, any license or right to or under any other intellectual property interest, including any trademarks, Know-How, or Patents, of the other Party. The licenses granted by Precision to Imugene hereunder do not include any rights with respect to other products or therapies with which a Licensed Product may be combined or any other products or therapies other than the Licensed Products under this Agreement. Each party covenants that it will not use or practice any of the other Party’s intellectual property rights licensed to it under this Agreement except for the purposes expressly permitted in the applicable license grant. Imugene agrees to impose the foregoing covenant in this Section 8.5 on all of its Affiliates and sublicensees.
8.6
Existing In-License Agreements.
8.6.1
For clarity, the license granted to Imugene in Section 8.1 includes a sublicense under certain Duke IP and Cellectis Patents.
8.6.2
Cellectis Patents. Imugene acknowledges and agrees that rights under certain Precision Patents are licensed to Precision by Cellectis S.A. (the “Cellectis Patents”) under that certain Patent Cross-License Agreement between Cellectis S.A. (“Cellectis S.A.”) and Precision dated January 23, 2014 (the “Cellectis Agreement”), and, notwithstanding any exclusive license granted to Imugene under this Agreement, (a) Cellectis S.A. retains rights under the Cellectis Patents and is not restricted from granting rights to Third Parties under the Cellectis Patents, (b) any licenses and rights granted by Precision to Imugene under the Cellectis Patents are granted only within the permissible scope of sublicenses granted under the Cellectis Agreement, and (c) pursuant to the Cellectis Agreement, Cellectis S.A. retains non-exclusive rights under certain Precision Patents identified in the Cellectis Agreement, which may be further sublicensed by Cellectis S.A. without Precision control or consent. Imugene acknowledges and agrees that any exercise of any right by Cellectis S.A., or by any Third Party through Cellectis S.A., under the Cellectis Agreement shall not constitute a breach of this Agreement by Precision. Attached hereto as Exhibit 8.6.2 is that certain list of certain Cellectis Patents that was attached to the Cellectis Agreement on its execution date, which, for clarity, is not the complete list of the Cellectis Patents as of the Effective Date.
8.6.3
Duke IP. Imugene acknowledges and agrees that any licenses and rights granted by Precision to Imugene under the Duke IP are granted subject to the terms and conditions of the Duke Agreement, including Duke’s right to practice under the Duke IP for its own internal, non-commercial, educational, research and clinical purposes, and subject to the rights of the United States Government and applicable limitations under 37 C.F.R. § 401, Public Law 96-517 and Public Law 98-620 resulting from the United States Government’s funding of research leading to creation of the Duke IP. Without limiting the foregoing, Imugene agrees to comply with any obligations resulting from such government rights with respect to its practice of the Duke IP (if any) under this Agreement.
8.6.4
Other Third Party IP. In the event that, after the Effective Date, any Know-How or Patent licensed to Precision by a Third Party (other than the Duke IP or Cellectis Patents) becomes necessary or reasonably useful for the Exploitation of a Licensed Product [***], then the Parties would discuss in good faith the terms pursuant to which Precision would grant a sublicense to Imugene under such Know-How or Patent, and subject to and effective upon the Parties’ mutual written agreement to such terms, such Know-How or Patent would be sublicensed by Precision to Imugene. For the avoidance of doubt, this Section 8.6.4 does not apply to the Duke IP, Cellectis Patents or Existing In-License Agreements.
8.7
Existing Product Outside the Licensed Field. [***]
8.8
Consideration. The Parties acknowledge that each of the licenses and rights granted by Precision in this Agreement and each of the provisions of this Agreement for efforts or assistance by Precision and access to Precision Technology, individually and collectively, constitute good, valuable and sufficient consideration for each and all of the fees and payments called for hereunder and for each and all of the other obligations of Imugene, its Affiliates and its and their Sublicensees; and the Parties further acknowledge that the individual and collective rights under and access to Precision Technology renders the way in which those fees and payments hereunder are determined, their amount (and potential reduction) and their duration, appropriate and desirable as a matter of convenience.
Article 9

FEES, ROYALTIES, & PAYMENTS
9.1
Regulatory and First Commercial Sale Milestones. As partial consideration for the rights granted by Precision to Imugene hereunder with respect to Licensed Products, Imugene shall pay to Precision or its designee the following milestone payments in the corresponding amount set forth in the right-hand column of the table immediately below upon the first achievement of each of the following milestone events in the left-hand column of the table immediately below by Imugene, its Affiliates or Sublicensees. Each such milestone payment based on the occurrence of a First Commercial Sale shall be referred to in this Agreement as a “First Commercial Sale Milestone Payment”. The Expansion Cohort Success Milestone and Initiation Milestone are intended to be sequential; achievement of the Initiation Milestone prior to achievement of the Expansion Cohort Success Milestone shall result in deemed achievement of the Expansion Cohort Success Milestone.

Regulatory or First Commercial Sale Milestone Event	Milestone Payment (USD)
[***] (the “Expansion Cohort Success Milestone”)	$8,000,000 (payable in cash or a mix of cash and Ordinary Shares, provided that at least [***] will be paid in cash)
[*** ] (“Initiation Milestone”)	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]	[***]
[***]	[***]

9.1.1
Imugene shall notify Precision in writing no later than [***] after the achievement of each Milestone Event set forth in the table above and shall make the corresponding milestone payment within [***] after receipt by Imugene of an invoice from Precision delivered after such achievement; provided, however, that with respect to the milestone payment for the Expansion Cohort Success Milestone, if Imugene elects to pay a portion of such milestone payment in Ordinary Shares, Imugene shall comply with, and the payment for the Expansion Cohort Success Milestone shall be subject to, Section 9.1.2; and provided, further, however, that for the first achievement of the [***] Milestone Event above, Imugene may make the corresponding milestone payment within [***] after receipt of the applicable invoice from Precision.
9.1.2
Upon achievement of the Expansion Cohort Success Milestone, Imugene shall, in each case within [***] after receipt by Imugene of an invoice from Precision delivered after such achievement (the date of payment, “Expansion Cohort Success Milestone Payment Date”), either, at Imugene’s discretion, (i) pay Precision $8,000,000 in cash or (ii) pay Precision and issue (or cause to be issued) to Precision a combination of cash (with the amount of cash not being less than [***]) and Ordinary Shares that equal, in the aggregate, $8,000,000 (the “Expansion Cohort Success Milestone Consideration,” with any such Ordinary Shares issued the “Expansion Cohort Success Milestone Shares” and any such cash paid the “Expansion Cohort Success Milestone Cash”). For purposes of determining the number of Expansion Cohort Success Milestone Shares to be issued, the value of such shares shall be based on the ten (10) Trading Day VWAP of Ordinary Shares immediately prior to the date [***] converted into Dollars using the Reference Rate. Notwithstanding the foregoing, in the event that Imugene elects to pay any portion of the Expansion Cohort Success Milestone Consideration in the form of Expansion Cohort Success Milestone Shares, Imugene shall satisfy and comply with each of the following conditions, and if any of the following conditions are not satisfied on the Expansion Cohort Success Milestone Payment Date (other than the requirement in Section 9.1.2(f) to issue the cleansing notice/prospectus, which condition must be satisfied within [***] following the Expansion Cohort Success Milestone Payment Date), Imugene shall be required to pay the Expansion Cohort Success Milestone Consideration entirely as Expansion Cohort Success Milestone Cash:
(a)
the representations and warranties of Imugene and Parent set forth in this Agreement and in the other Transaction Documents shall be true, correct and complete in all material respects as of the Expansion Cohort Success Milestone Payment Date;
(b)
Parent shall be in compliance in all material respects with the Registration Rights Agreement;
(c)
Parent shall have sufficient placement capacity under ASX Listing Rule 7.1 to issue the Expansion Cohort Success Milestone Shares;
(d)
Imugene shall have, on or before the issuance of the Expansion Cohort Success Milestone Shares, taken all steps necessary to procure that the Expansion Cohort Success Milestone Shares issued on the Issue Date are quoted on the financial market operated by the ASX (including making an application for quotation within [***] of issue of the Expansion Cohort

Success Milestone Shares) and cause to be issued to Precision by Parent a certificate or holding statement for the Expansion Cohort Success Milestone Shares;
(e)
in connection with and upon any issuance of Expansion Cohort Success Milestone Shares, Parent shall have (i) lodged a notice with ASX that complies with sections 708A(5) and 708A(6) of the Australian Corporations Act or a prospectus that complies with section 713 of the Australian Corporations Act on the Issue Date; and (ii) ensured that each Expansion Cohort Success Milestone Share issued on the Issue Date is freely transferable (including being free of any restriction under section 707(3) of the Australian Corporations Act) without any requirement for disclosure to investors under Part 6D.2 of the Australian Corporations Act on and from the Issue Date; and
(f)
the Expansion Cohort Success Milestone Shares, when issued and delivered in accordance with the terms of this Agreement, will (i) be duly and validly issued, fully paid and nonassessable; (ii) be free of any liens, options, encumbrances, proxies, adverse claims or restrictions; (iii) rank equally in all respects with the then existing issued Ordinary Shares unless otherwise approved in writing by Precision; (iv) be issued in compliance with all U.S., Australian and other applicable securities laws, regulations and listing requirements and (v) be immediately and freely tradable by Precision, without restriction, on the ASX and, if Parent has listed on Nasdaq, on the Nasdaq, and Parent shall have taken all actions necessary in connection therewith (including, if requested by Precision, depositing the Expansion Cohort Success Milestone Shares with the Depositary (as defined in the Registration Rights Agreement) and causing the issuance of ADSs to Precision in respect of the Expansion Cohort Success Milestone Shares), all at the sole cost and expense of Imugene; provided that the Parties acknowledge that Parent will be required to file a cleansing notice/prospectus in order for the shares to be freely tradable which Parent will do as soon as practicable and by no later than [***] following the Expansion Cohort Success Milestone Payment Date.

On allotment and issue of any Expansion Cohort Success Milestone Shares, Precision authorizes Parent to enter Precision’s name in Parent’s register of shareholders and agrees to be bound by the terms of Parent’s constitution.

9.2
Commercial Milestones. As partial consideration for the rights granted by Precision to Imugene hereunder with respect to Licensed Products, Imugene shall pay to Precision the following milestone payments in the corresponding amount set forth in the right-hand column of the table immediately below (each, a “Commercial Milestone Payment”) upon the first achievement of each of the following milestone events in the left-hand column of the table immediately below by Imugene, its Affiliates or Sublicensees. For purposes of determining whether the Net Sales thresholds in the table below have been achieved for a Licensed Product, all Net Sales of such Licensed Product shall be aggregated globally for all sales made by Imugene or any of its Affiliates or its or their Sublicensees of such Licensed Product, in any and all preparations, formulations, dosages, packaging or methods of administration thereof.

Commercial Milestone Event	Milestone Payment (USD)
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Imugene shall promptly notify Precision in writing of the achievement of each Milestone Event set forth in the table above within [***] after the end of the Calendar Year in which such milestone has been achieved and shall make the corresponding milestone payment within [***] after receipt by Imugene of an invoice from Precision delivered after such achievement. Achievement of each Milestone Event measured by Net Sales with respect to a Licensed Product shall result in achievement of all Milestone Events measured by a lower amount of Net Sales of such Licensed Product.

9.3
Royalties.
9.3.1
Royalty Term. Imugene shall pay Precision royalties as set forth in this Section 9.3 on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory during the period of time beginning on the date of the First Commercial Sale of such Licensed Product in such country and continuing until the latest to occur of: (a) the expiration of the last-to-expire Valid Claim in such country Covering such Licensed Product; (b) the expiration of any period of data, regulatory, or market exclusivity, or supplemental protection certificates (other than Patents) covering the Licensed Product in such country; and (c) ten (10) years after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).
9.3.2
Royalty Rates. On a Licensed Product-by-Licensed Product and country-by-country basis, during the Royalty Term, Imugene shall pay to Precision a royalty equal to the percentages of aggregate annual global Net Sales of such Licensed Product, as set forth below (the “Royalty”), calculated by multiplying the applicable royalty rate percentage by the corresponding portion of aggregate global Net Sales for such Licensed Product in such Calendar Year. For purposes of determining whether the Net Sales thresholds in the table below have been achieved for a Licensed Product, all Net Sales of such Licensed Product shall be aggregated globally for all sales made by Imugene or any of its Affiliates or its or their Sublicensees of such Licensed Product, in any and all preparations, formulations, dosages, packaging or methods of administration thereof.

Annual Net Sales of the Applicable Licensed Product	Royalty Rate
Aggregate annual global Net Sales of an Existing Product less than [***]	[***]
Aggregate annual global Net Sales of an Existing Product equal to or greater than [***] but less than [***]	[***]
Aggregate annual global Net Sales of an Existing Product equal to or greater than [***]	[***]
Aggregate annual global Net Sales of an Additional Product less than [***]	[***]
Aggregate annual global Net Sales of an Additional Product equal to or greater than [***] but less than [***]	[***]
Aggregate annual global Net Sales of an Additional Product equal to or greater than [***]	[***]
9.3.3
Valid Claim. If, at the time a Licensed Product is sold in a country during the Royalty Term for such Licensed Product, there is no longer a Valid Claim that Covers such Licensed Product in such country, the Royalty rates provided in Section 9.3.2 above for the sale of such Licensed Product in such country will be reduced in such country by [***].
9.4
Acquisition Fee. Without limiting any other payments due to Precision, Imugene would make the following payments to Precision upon the occurrence of the following events (“Acquisition Fees”):
9.4.1
Change of Control. Upon any Change of Control of Imugene, Parent or any of their respective Affiliates in which [***], if, as of the date of such Change of Control, [***], then [***] Imugene shall pay to Precision [***] of all Change of Control Consideration.
9.4.2
Product Partnering Transaction. Imugene shall pay to Precision [***] of all Proceeds from each Product Partnering Transaction.
9.5
Payment; Reports. Royalty payments due by Imugene to Precision under Section 9.3 and Acquisition Fees payable by Imugene to Precision under Section 9.4 shall be: (a) calculated and reported for each Calendar Quarter; (b) paid within [***] after the end of each Calendar Quarter; and (c) accompanied by a report setting forth, with respect to each Calendar Quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) Net Sales of the Licensed Product by the applicable Selling Party(ies) in the Territory, (ii) a calculation of the Royalty due by Imugene to Precision on such Net Sales, and (iii) a calculation of Acquisition Fees payable by Imugene to Precision.
9.6
Method of Payment; Currency Conversion. Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee;

provided however, that a Party shall only be required to disburse funds to the payee’s jurisdiction of incorporation or to a jurisdiction in which the payee has a significant business presence. When conversion of payments from any currency other than Dollars is required, such Party’s then-current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars; provided, that this methodology is used by such Party in the translation of its foreign currency operating results, is consistent with U.S. GAAP or IFRS, as applicable, is audited by such Party’s independent certified public accountants in connection with the audit of the consolidated financial statements of such Party, and is used for external reporting of foreign currency operating results.
9.7
Records and Audits. Imugene shall maintain complete and accurate records in sufficient detail to permit Precision to confirm the accuracy of Commercial Milestone Payments, Royalty payments and Acquisition Fees payable under this Agreement. Upon reasonable prior notice, such records shall be open during regular business hours for a period of [***] from the creation of individual records, for examination at Precision’s expense, and not more often than [***], by an independent certified public accountant selected by Precision and reasonably acceptable to Imugene for the sole purpose of verifying for Precision the accuracy of the financial statements or reports furnished by Imugene pursuant to this Agreement or of any payments made, or required to be made, by Imugene to Precision pursuant to this Agreement. No Calendar Quarter shall be subject to audit more than one time. Any such auditor shall not disclose Imugene’s Confidential Proprietary Information to Precision, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Imugene or the amount of payments due by Imugene under this Agreement. Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [***] after the accountant’s report, plus interest (as set forth in Section 9.8) from the original due date (unless challenged in good faith by Imugene, in which case any undisputed portion shall be paid in accordance with the foregoing timetable, any dispute with respect to such challenge shall be resolved in accordance with Section 15.2, and any remaining disputed portion shall be paid within [***] after resolution of the dispute). Precision shall bear the full cost of such audit unless such audit reveals an underpayment by Imugene during the applicable audit period, which underpayment was more than [***] of the amount set forth in such report, in which case Imugene shall bear the full cost of such audit.
9.8
Late Payments. If any payment properly due under this Agreement and not subject to a good faith dispute is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at [***]. The payment of such interest shall not limit Precision from exercising any other rights it may have as a consequence of the lateness of any payment.
9.9
Taxes.
9.9.1
Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.
9.9.2
Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of any payments made by Imugene to Precision under this Agreement. Without limiting the generality of the foregoing, Precision shall provide Imugene any tax forms and other information that may be reasonably necessary in order for Imugene to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.
9.9.3
Payment of Tax. To the extent Imugene is required by Applicable Law to deduct and withhold taxes on any payment to Precision, Imugene shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Precision an official tax certificate or other evidence of such withholding sufficient to enable Precision to claim such payment of taxes.
9.9.4
Treatment of Certain Withholding Taxes. If Imugene is required to deduct and withhold taxes on any payment to Precision and such withholding obligation arises as a result of any action by Imugene that has the effect of modifying the tax treatment of the Parties hereto (including any assignment or sublicense, or any failure on the part of the paying Party to comply with Applicable Law or filing or record retention requirements) (a “Withholding Tax Action”), then the sum payable by Imugene (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Precision actually receives, as appropriate, a sum equal to the sum that it would have received had no such Withholding Tax Action occurred.
9.9.5
Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued on Net Sales in that country shall be paid in the equivalent amount in Dollars.
9.9.6
Manner and Place of Payment. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Precision, unless otherwise specified in writing by Precision.
Article 10

INTELLECTUAL PROPERTY
10.1
Ownership of Intellectual Property.
10.1.1
Background IP. As between the Parties, and subject to the licenses granted under this Agreement (a) Imugene shall solely own (or retain ownership of) all rights, title and interests in and to the Imugene Background IP, and (b) Precision shall solely own (or retain ownership of) all rights, title and interests in and to the Precision Background IP. If any Third Party becomes an Acquirer of a Party after the Effective Date pursuant to a Change of Control of such Party, any Patents and Know-How Controlled by the Acquirer before the relevant Change of Control transaction or thereafter during the Term will not be considered part of the Precision Background IP (where Precision is the acquired Party) or Imugene Background IP (where Imugene is the acquired Party); provided, however, that any Patents or Know-How that would otherwise constitute Precision Background IP or Imugene Background IP, as applicable, and are discovered or created by or on behalf of the Acquirer after the relevant Change of Control transaction in its performance under this Agreement, will be considered part of the Precision Background IP or Imugene Background IP, accordingly.
10.1.2
Inventions. Ownership of Inventions arising under this Agreement shall be as follows:
(a)
Imugene shall solely own (or retain ownership of) all Inventions discovered, created, acquired, conceived or reduced to practice, solely by or on behalf of Imugene or any of its Affiliates in the course of performing activities under this Agreement, except to the extent constituting Precision Sole IP (“Imugene Sole IP”).
(b)
Precision shall solely own (or retain ownership of) (i) all Inventions discovered, created, acquired, conceived or reduced to practice, solely by or on behalf of Precision or any of its Affiliates in the course of performing activities under this Agreement, and (ii) all Inventions that relate to [***], whether discovered, created, conceived or reduced to practice by or on behalf of Imugene or Precision or any of their respective Affiliates in the course of performing activities under this Agreement (“Precision Sole IP”). Imugene agrees to assign and hereby assigns to Precision all of its and its Affiliates’ right, title and interests in and to the Precision Sole IP and agrees to execute such documents and perform such other acts as Precision may reasonably request to obtain, perfect and enforce the Precision Sole IP and the assignment thereof.
(c)
Except to the extent constituting Precision Sole IP, any Invention discovered, created, conceived, reduced to practice or acquired, jointly by or on behalf of the Parties in the course of performing activities under this Agreement (“Joint IP”), will be jointly owned by the Parties.

10.1.3
Inventorship. Inventorship as between the Parties will be determined in accordance with U.S. patent laws. All such determinations shall be documented to ensure that the Patent claims in any divisional or continuation patent applications reflect appropriate inventorship.
10.1.4
Rights of Joint Owners. Subject to the licenses granted hereunder and the payment obligations under Article 9, each Party shall have full rights to exploit and license Joint IP (and any Patents therein), without any obligation or requirement of an accounting to the other Party.
10.1.5
Independent Development. Subject to the licenses granted hereunder, nothing in this Agreement shall be construed as limiting either Imugene’s or Precision’s right to Develop and in-license technology related to the Imugene Background IP (in the case of Imugene) or Precision Background IP (in the case of Precision) outside the scope of this Agreement in its ordinary course of business.

10.1.6
Assignment Obligation. Each Party shall cause all of its Affiliates, directors, officers, employees, agents, independent contractors, Sublicensees, consultants, and others who perform activities for such Party under this Agreement (each, a “Representative”) to be under an appropriate obligation of confidentiality and non-use consistent with the provisions of this Agreement and an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party using reasonable efforts to negotiate such assignment obligation, provide a license, preferably exclusive, under) to such Party their rights in and to any Inventions and all intellectual property rights therein such that the Party is able to comply with its obligations under this Agreement as if such Invention had been discovered, created, acquired, conceived or reduced to practice by such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a Party shall obtain a suitable license, preferably exclusive, or right to obtain such a license). Each Party shall use reasonable efforts to promptly disclose to the other Party in writing all Inventions arising under this Agreement that are owned by the other Party, including any invention disclosures, or other similar documents, submitted to it by its Representatives describing such Inventions, and all information relating to such Inventions to the extent necessary or useful for the preparation, filing and maintenance of any Patent with respect to such Invention.
10.2
Patent Prosecution and Maintenance.
10.2.1
Rights to Prosecute and Maintain Patents. As between the Parties:
(a)
Imugene has the sole right, but not the obligation, to Prosecute and Maintain any Patents constituting or claiming any Imugene Background IP or Imugene Sole IP, at Imugene’s sole cost and expense.
(b)
Precision (or Precision’s designee, as applicable) has the first right, but not the obligation, to Prosecute and Maintain any Patents constituting or claiming any Precision Background IP or Precision Sole IP, at Precision’s (or its designee’s, as applicable) sole cost and expense. Precision will give Imugene the opportunity to review (i) the text of any Precision Product-Specific Claim and (ii) responses to office actions related thereto, in each case, before filing of the relevant application or responding to such office action. Precision will reasonably consider any input or feedback from Imugene with respect to the foregoing, provided, that Precision shall have the final authority with respect to any such decisions. In the event that Precision (or Precision’s designee, as applicable) elects not to conduct a Patent Defense Matter with respect to a Precision Patent, Precision may, in Precision’s sole discretion, elect to permit Imugene to conduct such Patent Defense Matter, at Imugene’s sole cost and expense. In the event that Precision elects in writing to permit Imugene to conduct a Patent Defense Matter with respect to any Precision Patent, Imugene shall keep Precision reasonably informed of the status of such Patent Defense Matter and shall consider in good faith Precision’s comments thereon. Imugene shall provide Precision with drafts of all material papers and statements to be filed in connection with such Patent Defense Matter in sufficient time to allow Precision to review, consider and substantively comment thereon, and shall in good faith consider all reasonable comments thereto by Precision before filing such papers or statements. Precision may, at its own expense, join as a party to such Patent Defense Matter and be represented in any such action by counsel of its own choice.
(c)
Imugene has the first right, but not the obligation, to Prosecute and Maintain any Patents constituting or claiming any Joint IP, at Imugene’s sole cost and expense,

and Precision shall have the secondary right, at Precision’s sole cost and expense, to Prosecute and Maintain any Patents constituting or claiming any Joint IP, subject to and in accordance with Section 10.2.2.
(d)
Imugene acknowledges and agrees that Precision has no rights or responsibility for preparing, filing, Prosecuting or Maintaining the Cellectis Patents. For clarity, Imugene shall have no rights with respect to preparing, filing Prosecuting or Maintaining the Cellectis Patents.
10.2.2
Prosecution and Maintenance Procedures for Joint IP. The Party handling the Prosecution and Maintenance of a Patent claiming or constituting Joint IP under Section 10.2.1(c) (the “Prosecuting Party”) shall keep the other Party reasonably informed of the status of the applicable Patent and shall promptly provide the other Party with all material correspondence received from any patent authority in connection therewith. In addition, the Prosecuting Party shall promptly provide the other Party with drafts of all proposed material filings and correspondence to any patent authority with respect to the applicable Patent for the other Party’s review and comment prior to the submission of such proposed filings and correspondences, and the Prosecuting Party shall consider the other Party’s reasonable comments in good faith. The Prosecuting Party shall notify the other Party of its intention to suspend or cease any Prosecution and Maintenance of any such Patent. The Prosecuting Party shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent. In such event, the Prosecuting Party shall permit the other Party, at the other Party’s discretion and at its sole expense, to continue Prosecution and Maintenance of such Patent.
10.2.3
Separation of Patent Claims.
(a)
If a Party determines that an application for a Patent filed, or sought to be filed, by the other Party claims [***], then the Parties agree that, to the extent practicable, such application shall be divided into two (2) or more Patent applications, so that each application shall contain claims that cover only [***].
(b)
If the division contemplated in Section 10.2.3(a) is not practicable, or a single claim covers [***], then such Patent application shall be subject to the provisions of this Agreement relating to [***].
(c)
Similarly, an attempt shall be made to divide Patent applications into those that claim Inventions [***].
10.2.4
Cooperation of the Parties. Each Party shall cooperate fully with the other Party in the Prosecution and Maintenance of Patents under this Section 10.2 at [***] cost (except as expressly set forth otherwise in this Article 10), including by: (a) executing all papers and instruments, or requiring its Representatives, to execute such papers and instruments, to enable the other Party to apply for and to Prosecute and Maintain such Patents in any country as permitted by this Section 10.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such Patents. Each Party will use reasonable efforts via good faith consultation with the other to avoid creating potential issues in Prosecution and Maintenance of Patents under this Section 10.2.

10.2.5
Patent Working Group. Each Party shall designate to the other Party in writing a patent Prosecution and Maintenance representative to liaise with the other Party’s patent Prosecution and Maintenance representative with respect to the Prosecution and Maintenance of Patents under this Section 10.2; such representatives will meet no less frequently than quarterly during the Term, by means of teleconference, Internet conference, videoconference, or other similar communication method, to discuss matters relevant to the Prosecution and Maintenance of Patents under this Section 10.2, including timing of planned filings and other upcoming Prosecution and Maintenance actions. Each Party may update its patent Prosecution and Maintenance representative at any time upon written notice to the other Party.
10.3
Infringement or Misappropriation by Third Parties.
10.3.1
Notice. Each Party shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Precision Patents or Joint Patents, in each case in the Licensed Field in the Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Precision Patents or Joint Patents (collectively “Infringement”).
10.3.2
Joint IP and Precision Product Patents.
(a)
As between the Parties, Imugene has the first right, but not the obligation, to bring and control any legal action, at [***] cost and expense, in connection with (i) any Infringement of any [***] or (ii) any Infringement of any Joint IP (other than any [***]) that is competitive with an Existing Product. Imugene shall keep Precision reasonably informed of the status of such enforcement efforts for such Joint IP or [***] and shall consider in good faith Precision’s comments thereon. Imugene shall provide Precision with drafts of all material papers and statements to be filed with the court in sufficient time to allow Precision to review, consider and substantively comment thereon, and shall in good faith consider all reasonable comments thereto by Precision before filing such papers or statements. Precision may, at [***] expense, join as a party to such claim, suit, or proceeding and be represented in any such action by counsel of its own choice. If Imugene does not bring such legal action within [***] after the notice provided pursuant to Section 10.3.1 (or within such shorter period prior to the next deadline for any action that must be taken in order to bring such legal action), Precision may bring and control any legal action in connection with such Infringement, at [***] cost and expense as it reasonably determines appropriate so long as Imugene does not reasonably object to such action.
(b)
As between the Parties, Precision shall have the first right, but not the obligation, to bring and control any legal action, at [***] cost and expense, in connection with any Infringement of any Joint IP (other than any Infringement described in Section 10.3.2(a)). Precision shall keep Imugene reasonably informed of the status of such enforcement efforts for such Joint IP and shall consider in good faith Imugene’s comments thereon. Precision shall provide Imugene with drafts of all material papers and statements to be filed with the court in sufficient time to allow Imugene to review, consider and substantively comment thereon, and shall in good faith consider all reasonable comments thereto by Imugene before filing such papers or statements. Imugene may, at its own expense, join as a party to such claim, suit, or proceeding and be represented in any such action by counsel of its own choice. If Precision does not bring such legal action within [***] after the notice provided pursuant to Section 10.3.1, Imugene may bring and control any legal action in connection with such Infringement, at [***] cost and expense as it reasonably determines appropriate.
10.3.3
Precision Background IP and Precision Sole IP. Except as set forth in Section 10.3.2(a), as between the Parties, Precision has the sole right to initiate any proceedings or take other appropriate actions against an infringement of any Precision Background IP or Precision Sole IP and to defend against any challenge of any Precision Background IP or Precision Sole IP that are brought by a Third Party in connection with such infringement. Imugene acknowledges and agrees that (a) Precision has no rights or responsibility for enforcing the Cellectis Patents, and therefore all references to Precision Background IP in this Section 10.3 shall be deemed to exclude the Cellectis Patents for all purposes, (b) prior to initiating enforcement actions against a Third Party with respect to certain Precision Patents which are subject to the non-exclusive license granted by Precision to Cellectis S.A. pursuant to the Cellectis Agreement, Precision is required by the Cellectis Agreement to confirm that Cellectis S.A. has not granted a license to such Third Party under such Precision Patents, and Imugene will cooperate with Precision in taking such actions as required by the Cellectis Agreement, and (c) Duke retains discretion as to whether to become a party plaintiff and has certain rights with respect to enforcement of Patents contained within the Duke IP in the event Precision does not enforce such Patents.
10.3.4
Imugene Background IP and Imugene Sole IP. Imugene has the sole right to initiate any proceedings or take other appropriate actions against an infringement of any Imugene Background IP or Imugene Sole IP and to defend against any challenge of any Imugene Background IP or Imugene Sole IP that are brought by a Third Party in connection with such infringement.
10.3.5
Allocation of Recoveries. Any recoveries resulting from enforcement action relating to a claim of Infringement shall be [***].
10.3.6
Cooperation. At the request and expense of the Party bringing an action under this Section 10.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action. In connection with any such enforcement action, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the applicable Patents without the prior written consent of the other Party.
10.4
Defense and Settlement of Third Party Claims. Each Party shall promptly notify the other in writing of: (a) any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party; or (b) any declaratory judgment action that is brought naming either Party as a defendant and alleging invalidity of any of the Precision Patents, or Joint Patents. Precision has the sole right to control any defense of any such claim described in (a) involving alleged infringement of Third Party rights by Precision’s activities at [***] expense and by counsel of its own choice, and Imugene may, at [***] expense, be represented in any such action by counsel of its own choice. Imugene has the sole right to control any defense of any such claim described in (a) involving alleged infringement of Third Party rights by Imugene’s activities at [***] expense and by counsel of its own choice, and Precision may, at [***] expense, be represented in any such action by counsel of its own choice. Neither Party may settle any patent infringement litigation under this Section 10.4 in a manner that admits the invalidity or unenforceability of the other Party’s Patents or a Joint Patent or imposes on the other Party restrictions or obligations or other liabilities, without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Nothing in this Section 10.4 will limit any indemnification rights or obligations of a Party under Article 12.
10.5
Patent Extension. The Parties shall cooperate in determining whether a Joint Patent claiming or covering a Licensed Product should be extended, and thereafter the Parties shall cooperate in obtaining patent term restorations, supplemental protection certificates or their equivalents, and other forms of patent term extensions for a given Licensed Product with respect to any applicable Joint Patent in any country or region where applicable. Precision shall have final decision-making authority with respect to decisions regarding patent term extensions for Precision Patents. Imugene shall have final decision-making authority with respect to decisions regarding patent term extensions for Imugene Patents.
10.6
CREATE Act. It is the Parties’ intention that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. § 102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. § 102(b)(2)(c). The Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Licensed ARCUS Nuclease and Licensed Products under such safe harbor provisions.
10.7
Licenses to Third Party Intellectual Property Rights. If (a) a Party becomes aware of any Patent of a Third Party that (i) claims or embodies the Licensed ARCUS Nuclease or ARCUS Technology as a composition of matter, or a method of making or using the Licensed ARCUS Nuclease or ARCUS Technology and (ii) is not the subject of an agreement with a Party as of or prior to the Effective Date; then (b) such Party shall notify the other in writing, identifying the relevant Patent. Precision shall have the first right (but not the obligation) to negotiate and obtain a license from such Third Party under such Patent described under a notice described in the foregoing (a) for a period of [***] following the date of such notice.
10.8
Licensed Product Trademarks. Imugene shall have the right to select, and will be free, in its sole discretion, to use and to register in any trademark office in the Territory any trademark for use with a Licensed Product (the “Licensed Product Trademarks”); provided that (a) Imugene shall not use, file applications for, or register any trademarks owned by Precision (or its Affiliates), whether stand-alone or in combination with a design element, for the benefit of branding (including co-branding) without the prior written consent of Precision; and (b) Imugene’s selection of any Licensed Product Trademark for an Existing Product shall be subject to Precision’s prior written approval in Precision’s sole discretion. As between the Parties, Imugene shall own all right, title and interest in and to any such Licensed Product Trademarks adopted by Imugene for use with Licensed Product, and is responsible for the registration, filing, maintenance and enforcement thereof.

Article 11

REPRESENTATIONS, WARRANTIES AND COVENANTS
11.1
Mutual Representations and Warranties. Each of Imugene and Precision represent and warrant that, as of the Effective Date:
11.1.1
it is duly organized and validly existing under in the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates and/or Third Parties) to enable it to perform its obligations under this Agreement;
11.1.2
it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and
11.1.3
this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (b) require any consent or approval of its stockholders or similar.
11.2
Precision Representations and Warranties. Precision represents and warrants to Imugene that, as of the Effective Date:
11.2.1
No Grants that Conflict with this Agreement. Precision and its Affiliates have not granted any rights (or other encumbrances) to any Third Party under Precision Technology that conflict with the rights granted to Imugene hereunder.
11.2.2
Existing Patents.
(a)
All Precision Patents Covering any Existing Product or the Licensed ARCUS Nuclease that exist as of the Effective Date, other than the Cellectis Patents, that are issued or subject to a pending application for issuance are listed on Exhibit 11.2.2 (the “Existing Patents”).
(b)
The Existing Patents and the Cellectis Patents represent all Patents Controlled by Precision that Cover an Existing Product, the Licensed ARCUS Nuclease, or the Exploitation of any of the foregoing in the Licensed Field.
(c)
All Existing Patents are: (i) to the extent issued (unless otherwise indicated on Exhibit 11.2.2), subsisting and, to Precision’s Knowledge, not invalid or unenforceable, in whole or in part, or to Precision’s Knowledge, confer a valid right to claim priority thereto; (ii) solely and exclusively owned or exclusively licensed to Precision, free of any encumbrance, lien or claim of ownership by any Third Party; (iii) in respect of Existing Patents owned by Precision, to the extent subject to a pending application for issuance, being prosecuted in good faith in the respective patent offices in which such applications have been filed in accordance with Applicable Law and, to Precision’s Knowledge, all material references, documents and information have been presented to the relevant patent office in respect of such Existing Patents to the extent required by such patent office; and (iv) in respect of Existing Patents owned by Precision, filed and maintained in accordance with applicable Patent office rules, and all applicable fees applicable thereto have been paid on or before any final due date for payment.
11.2.3
[***]
11.2.4
[***]
11.2.5
Other Material Claims and Actions. There are no claims, actions, or proceedings pending or, to Precision’s Knowledge, threatened by any Third Party against Precision or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Precision’s ability to grant the licenses or rights granted to Imugene under this Agreement.
11.2.6
No Government Funding. Except with respect to the Duke IP, the Inventions claimed or covered by the Precision Patents: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401 (the “Bayh-Dole Act”).
11.3
Imugene Representations and Warranties. Imugene represents and warrants to Precision that, as of the Effective Date, Imugene and its Affiliates have not granted any rights (or other encumbrances) to any Third Party under Imugene Arising IP or Imugene Background IP that conflict with the rights granted to Precision hereunder.
11.4
Mutual Covenants.
11.4.1
Debarment. Each Party represents and warrants to the other Party that such Party has not, and its Representatives have not been: (a) debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.
11.4.2
Protection of Information. Each Party agrees that during the Term of this Agreement, and without limiting its obligations hereunder, such Party shall implement technical and organizational measures to protect all information under the Agreement that are appropriate and that provide no less protection than both (i) good industry practice (i.e., in accordance with ISO 27001 and/or similar industry standards) and (ii) such Party’s measures to protect its own information of a similar nature or importance.
11.5
Precision Covenant. Precision covenants and agrees that during the Term: (1) it shall satisfy all of its obligations under (including making all payments), and take all steps to maintain in full force and effect, the Existing In-License Agreements; (2) it will not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 16.7), amend, restate, amend and restate, terminate in whole or in part, or otherwise modify an Existing In-License Agreement in any manner that limits Imugene’s exercise of the rights granted in this Agreement without the prior written consent of Imugene; and (3) it will provide Imugene with prompt notice of any claim of a breach under an Existing In-License Agreement made by either Precision or Duke or Cellectis S.A., as applicable.
11.6
Compliance.
11.6.1
Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its and its Affiliates’ employees and contractors to comply with, all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.
11.6.2
Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement. “Internal Compliance Codes,” as used in this Section 11.6.2, means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws and such Party’s internal ethical, medical and similar standards.
11.6.3
Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

11.6.4
Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 11.6, each Party covenants to the other that, as of the Effective Date and in the performance of its obligations under this Agreement through the expiration and termination of this Agreement, such Party and, to its knowledge, its Affiliates and its and its Affiliates’ Representatives, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business. For the purpose of this Section “Government Official” means: (x) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (y) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (z) any Person acting in an official capacity on behalf of any of the foregoing.
11.7
Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS OR THE AVAILABILITY OF ANY LICENSES WITH RESPECT TO INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENTS OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT ANY LICENSED PRODUCTS, INCLUDING THE RESEARCH, MANUFACTURE, DEVELOPMENT OR COMMERCIALIZATION THEREOF, WILL BE SUCCESSFUL, IN WHOLE OR IN PART.
Article 12

INDEMNIFICATION
12.1
Indemnity.
12.1.1
By Precision. Precision shall defend, indemnify and hold harmless Imugene and its Affiliates, and their respective Representatives (each, a “Imugene Indemnitee”)

from and against any and all costs, fees, expenses, losses, liabilities, and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Imugene Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Precision or its Affiliates in connection with its activities under this Agreement; or (b) the breach of this Agreement or the representations, warranties, and covenants made hereunder by Precision; except, in each case, to the extent such Losses result from matters subject to clause (a), (b) or (c) of Section 12.1.2.
12.1.2
By Imugene. Imugene shall defend, indemnify and hold harmless Precision, its Affiliates, Duke, and its and their respective Representatives (each, a “Precision Indemnitee”) from and against any and all Losses to which any Precision Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Imugene, its Affiliates, or its or their respective Sublicensees in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by Imugene; or (c) [***]; except, in each case, to the extent such Losses result from matters subject to clause (a) or (b) of Section 12.1.1.
12.1.3
Procedure. A Party that intends to claim indemnification under this Article 12 (the “Indemnitee”) shall promptly notify the Indemnitor (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 12 if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim in a manner that admits liability of Indemnitee or requires Indemnitee to perform any material obligations (other than payment of money which will be fully satisfied by Indemnitor) without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively engaged in activities relating to defending or settling the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does assume activities in furtherance of the defense and settlement of a Claim as provided above within [***] after written notice from Indemnitee stating intent of Indemnity to undertake such activities if Indemnitor does not: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 12.

12.2
Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term and for a period of [***] thereafter or for otherwise longer as may be required by Applicable Law; but in any event, and without limiting the foregoing, no later than Initiation of the first Clinical Trial for a Licensed Product, Imugene shall procure and maintain product liability insurance in an amount not less than [***] per occurrence and in the annual aggregate. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. The Parties agree that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12 or other obligations under this Agreement.
Article 13

CONFIDENTIALITY
13.1
Confidential Proprietary Information.
13.1.1
Confidential Proprietary Information. In connection with this Agreement, each Party may disclose technical, business or other confidential information in connection with this Agreement, whether prior to, on, or after the Effective Date, including (a) any unpublished Patents, and (b) any information regarding the scientific, regulatory or business affairs or other activities of either Party; in each case ((a) and (b)) that is marked or identified at the time of disclosure as confidential or proprietary or is of such a nature that would be understood by a reasonable person to be confidential or proprietary (such confidential information, “Confidential Proprietary Information”). Without limiting the foregoing, the terms of this Agreement and all Joint IP are the Confidential Proprietary Information of both Parties and shall be treated confidentially by each of the Parties, subject to the exceptions set forth in this Section 13.1. [***] Information exchanged by the Parties pursuant to the Confidentiality Agreement shall be treated as Confidential Proprietary Information under this Agreement and governed by the terms of this Agreement.
13.1.2
Restrictions. A Party (the “Receiving Party”) that receives Confidential Proprietary Information from the other Party (the “Disclosing Party”) shall keep all the Disclosing Party’s Confidential Proprietary Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care), and will not disclose such Confidential Proprietary Information to any Person except as permitted under Section 13.1.4. A Receiving Party shall not use the Disclosing Party’s Confidential Proprietary Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.
13.1.3
Exceptions. The obligations of confidentiality and restriction on use of Confidential Proprietary Information under Section 13.1.2 do not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (b) is known by the Receiving Party at the time of receiving such information, other than by previous disclosure of the Disclosing Party or its Affiliates or Representatives; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the Receiving Party without the use of or reference to Confidential Proprietary Information belonging to the Disclosing Party. Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions. Further, any combination of Confidential Proprietary Information shall not be deemed to be generally known, available to the public or known by the Receiving Party merely because individual elements of such Confidential Proprietary Information are subject to such exclusions unless the combination and its principles are subject to such exclusions.
13.1.4
Permitted Disclosures. The Receiving Party may disclose Confidential Proprietary Information belonging to the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)
made by or on behalf of the Receiving Party to a Patent authority as may be reasonably necessary or useful for purposes of Prosecution and Maintenance of Patents as permitted by this Agreement; provided, that neither Party shall file a patent application that discloses Imugene Technology (for disclosures by Precision) or Precision Technology (for disclosures by Imugene) without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed);
(b)
made by or on behalf of the Receiving Party to Regulatory Authorities as necessary or reasonably useful in connection with any Regulatory Filings for a product that such Party has a license or right to develop in a given country or jurisdiction;
(c)
made by or on behalf of the Receiving Party as may be necessary ore reasonably useful for prosecuting or defending litigation as permitted by this Agreement;
(d)
made by or on behalf of the Receiving Party for the purpose of complying with a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction or, if in the opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law;
(e)
made by or on behalf of the Receiving Party where such disclosure is required by a Regulatory Authority (including in filings with the Securities and Exchange Commission or other agency) of certain material developments or material information generated under this Agreement; provided that, to the extent permitted, the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure; and provided, further, that the receiving Party shall afford to the other Party an opportunity to review and comment, which period shall be no less than [***] (provided that if the applicable disclosure is required to be made within fewer than [***], then the receiving Party shall afford to the other Party a reasonable opportunity to review and comment consistent with such disclosure requirement), and the Receiving Party shall accept any reasonable comments so provided;
(f)
made by or on behalf of Precision to Duke solely as and to the extent necessary to fulfill Precision’s reporting obligations under the Duke Agreement as of the Effective Date so long as such information is disclosed subject to the confidentiality provisions of the Duke Agreement as of the Effective Date;

(g)
made by or on behalf of the Receiving Party in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose, a copy of this Agreement (including any Exhibits, Appendices, ancillary agreements, and amendments hereto);
(h)
made by the Receiving Party to its and its Affiliates’ Representatives, subcontractors, and to Sublicensees (in the case of Imugene) or licensees (in the case of Precision), in each case on a need-to-know basis (as reasonably determined by the Receiving Party) in connection with the Exploitation of an Existing Product (in the case of both Parties) or other Licensed Products (in the case of Imugene) in the Territory, in each case under written obligations of confidentiality and non-use substantially consistent with those herein; and
(i)
made by the Receiving Party to potential and actual investors, acquirers, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided, however, that with respect to disclosure to actual or bona fide potential investors, such disclosure is under a written obligation of confidentiality that is consistent with market terms, including a shorter period of time during which such information must be held confidential.

[***]

13.1.5
Disclosure of Agreement. Notwithstanding the foregoing in this Article 13, either Party or its Affiliates may disclose the relevant terms of this Agreement: (a) to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory, provided that such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement, which redacted form of this Agreement shall be provided to the other Party for review and comment and which comments shall be considered in good faith by the disclosing Party; (b) upon request from a Governmental Authority (such as a tax authority), provided that the disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential; (c) to applicable licensors, to the extent necessary to comply with the terms of any Third Party license agreement, the rights under which are sublicensed to the other Party under this Agreement; and (d) to the extent necessary to perform obligations or exercise rights under this Agreement, to any sublicensee, collaborator or potential sublicensee or potential collaborator of such Party, provided that any sublicensee, collaborator or potential sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Agreement.
13.1.6
Survival. Each Party’s obligations under this Section 13.1 shall apply during the Term and continue for [***].
13.2
Publicity. Neither Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed; provided however, that (a) neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules or regulations of any applicable Governmental Authority, national securities exchange or quotation system, subject to the restrictions set forth in Sections 13.1.4 and 13.1.5; and (b) Precision will not be prevented from disclosing publicly the achievement of any Milestone Event and the receipt (and the amount) of any corresponding payment, provided that Imugene shall have at least [***] to review and provide edits and comments to any public disclosure proposed by Precision under this Section 13.2(b) and (ii) Precision shall reasonably incorporate any edits and address any comments provided by Imugene in such proposed public disclosure. If either Party desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the issuing Party will provide the other Party with a copy of the proposed press release or public statement. The issuing Party shall specify with each such proposed press release or public statement, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such proposed press release or public statement. If the reviewing Party provides any comments, the Parties shall consult with one another on such proposed press release or public statement and work in good faith to prepare a mutually acceptable press release or public statement. Each Party may repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 13.2 or another Transaction Document, provided that such information continues as of such time to be accurate.
13.3
Publication. At least [***] before Imugene or its Affiliate makes any public disclosure (whether by oral presentation, poster, manuscript or abstract) or submits for publication of a proposed publication (such applicable period, the “Review Period”) relating to any Clinical Trial data, non-clinical or preclinical data, or any associated results or conclusions specific to any Existing Product or the Licensed ARCUS Nuclease that have not been previously publicly disclosed (collectively, a “Publication”), Imugene shall deliver a complete copy of the applicable proposed Publication to Precision. Imugene will provide Precision with a copy of such proposed Publication at least [***] prior to the earlier of its presentation or intended submission for publication. Imugene agrees that it will not submit or present any Publication until (a) Precision has provided written comments during such Review Period on the material in such Publication, or (b) the applicable Review Period has elapsed without written comments from Precision, in which case Imugene may proceed and the Publication will be considered approved in its entirety. If Imugene receives written comments from Precision on any Publication during the applicable Review Period, then it will consider Precision’s comments in good faith and incorporate such comments where appropriate. Notwithstanding any provision to the contrary set forth in this Agreement, Imugene will (i) delete any Confidential Proprietary Information of Precision that Precision identifies for deletion, and (ii) delay such Publication for a period of up to an additional [***] after the end of the applicable Review Period to enable Precision to draft and file one or more patent applications with respect to any subject matter to be made public in such Publication. Imugene will provide Precision a copy of the Publication at the time of the submission or presentation thereof. Imugene agrees to acknowledge the contributions of Precision and the employees of Precision, in each case, in all Publications as scientifically appropriate. Imugene will require its Affiliates and Sublicensees to comply with the obligations of this Section 13.3 as if they were Imugene, and Imugene will be liable for any non-compliance of such Persons.

Article 14

TERM & TERMINATION
14.1
Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 14 or by mutual written agreement of the Parties, shall continue until the expiration of the last Royalty Term (the “Term”). Upon expiration (but not termination of this Agreement) of the Royalty Term with respect to any Licensed Product in any country within the Territory, the licenses under Section 8.1.1 and Section 8.1.2 with respect to such Licensed Product in such country will become perpetual, fully paid-up and royalty-free.
14.2
Termination.
14.2.1
Termination for Material Breach of Agreement. Either Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [***] from the date of such notice [***].
14.2.2
Termination by Precision.
(a)
Without limiting Section 14.2.1, Precision may terminate this Agreement upon written notice to Imugene upon the occurrence of any breach in any material respect of any representation, warranty, covenant or agreement of Imugene or any Affiliate of Imugene in this Agreement or any other Transaction Document.
(b)
Without limiting Section 14.2.1, Precision may terminate this Agreement with respect to the Existing Product (but, for clarity, not the Additional Products) upon written notice to Imugene upon the occurrence of (i) Imugene fails to initiate the first dosing of a human subject in the Expansion Cohort with the Existing Product that is the subject of the Expansion Cohort Modification (or any adjustment thereof submitted in accordance with Section 4.1.3(a)) by the later of (A) [***], and (B) [***] after the FDA does not object to the Expansion Cohort Modification (or any adjustment thereof submitted in accordance with Section 4.1.3(a)) during the applicable review period therefor, (ii) [***] Imugene and its Affiliates and Sublicensees have suspended or do not have an active and ongoing Development program with respect to any Existing Product for [***], or (iii) [***] Imugene, Parent, and their respective Affiliates, on an annual basis, fails to collectively expend on the Development of the Existing Product [***].
14.2.3
Termination for Insolvency. Subject to any applicable Australian Ipso Facto Stay and in the event that either Party or Parent (a) makes an assignment for the benefit of creditors, (b) appoints or suffers appointment of a receiver or trustee over any or substantially all of its property, where the receiver or trustee appointment is not discharged within [***] after such filing, (c) proposes a written agreement of composition with its creditors, (d) resolves to enter into, or enters into, a scheme of arrangement or a deed of company arrangement, (e) proposes or is a party to any dissolution or liquidation, (f) appoints or suffers the appointment of an administrator, (g) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] of the filing thereof, or (h) admits in writing its inability generally to meet its obligations as they fall due in the general course or is otherwise insolvent within the meaning given in the Australian Corporations Act, then Precision (if Imugene or Parent becomes subject to a relevant Insolvency Event) or Imugene (if Precision becomes subject to a relevant Insolvency Event) may terminate this Agreement in its entirety effective immediately upon written notice to the other Party.
14.2.4
Termination for Patent Challenges. To the extent permitted under Applicable Law, Precision shall have the right to terminate this Agreement upon written notice to Imugene if Imugene or any of its Affiliates or Sublicensees, directly, or indirectly through any Third Party challenges the validity of any Patents Controlled by Precision, including commencing any interference or opposition proceeding with respect to, challenging the patentability, validity or enforceability of, or opposing any extension of or the grant of a Patent Term Adjustment or Extension or supplementary protection certificate with respect to, any Licensed Product in the Territory. Notwithstanding the forgoing, Precision will not have any right to terminate this Agreement pursuant to this Section 14.2.4 on the basis of that act if, within [***] after Imugene’s receipt of written notice from Precision, (a) the challenging party permanently withdraws its challenge with respect to any challenge made by a Sublicensee or (b) Imugene terminates the applicable sublicense agreement.

14.3
Effects of Termination. Upon any termination of this Agreement, the following provisions will apply, and all Licensed Products will be deemed “Terminated Products.” Upon any termination of this Agreement with respect to the Existing Product pursuant to Section 14.2.2(b), the following provisions will apply, but only the Existing Product will be deemed a “Terminated Product”.
14.3.1
Termination of Licenses from Precision. All licenses for Terminated Products granted by Precision under Article 8 terminate automatically as of the termination effective date and all such rights shall revert to Precision; provided that, if Imugene (or its Affiliates or Sublicensees) has inventory of usable Terminated Product(s) as of the effective date of termination, then Imugene (and its Affiliates and Sublicensees) may continue to sell off such inventory of Terminated Products in the Licensed Field in the Territory (and fulfill customer orders therefor) until the earlier to occur of [***] after the effective date of termination and the date on which Imugene (or its Affiliates or Sublicensees) no longer has such inventory of Terminated Product(s) and shall pay Precision any applicable Royalties and Proceeds due (and Commercial Milestone Payments for Commercial Milestone Events achieved, as applicable) based on such sales. Any permitted sublicense granted by Imugene or its Affiliate to a Sublicensee under the licenses granted to Imugene under this Agreement shall survive the termination of this Agreement upon written request by the applicable Sublicensee and Imugene shall assign such sublicense to Precision such that such sublicense becomes a direct license between Precision and the Sublicensee on the same terms and conditions as those set forth in this Agreement to the extent applicable to the rights granted by Imugene to such Sublicensee, provided that, such sublicense was granted in accordance with the terms of Section 8.4 and in the case where termination of this Agreement was for Imugene’s uncured material breach pursuant to Section 14.2, such Sublicensee did not cause such uncured material breach and such Sublicensee is, at the time of such termination, otherwise in compliance with the sublicense granted by Imugene to such Sublicensee and the applicable terms and conditions of this Agreement.

14.3.2
Destruction of Confidential Proprietary Information. Subject to the potential transfer of any data and information covered below in Section 14.4, each Receiving Party shall destroy (at the Disclosing Party’s written request) all such Confidential Proprietary Information of the Receiving Party in its possession as of the effective date of expiration or termination (with the exception of one (1) copy of such Confidential Proprietary Information, which may be retained by the legal department of the Receiving Party to confirm compliance with the non‑use and non‑disclosure provisions of this Agreement), and any Confidential Proprietary Information of the Disclosing Party contained in its laboratory notebooks or databases, provided that each Receiving Party may retain and continue to use such Confidential Proprietary Information of the Disclosing Party only to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Receiving Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its Representatives who received the Disclosing Party’s Confidential Proprietary Information under this Agreement, and neither Party shall be required to destroy any Joint IP.
14.4
Terminated Existing Product Reversion.
14.4.1
In the event of any termination of this Agreement or termination of this Agreement with respect to the Existing Product pursuant to Section 14.2.2(b), upon Precision’s request, Imugene shall perform the following obligations, and Precision shall reimburse Imugene for the actual, reasonable costs associated with the performance of such obligations:
(a)
to the extent permitted by Applicable Laws or the terms of any applicable Third Party agreements (including Third Party agreements under which Imugene or any of its Affiliates are granted a license related to the Exploitation of any Terminated Existing Product), (i) assign to Precision (A) Imugene’s and its Affiliates’ entire right, title and interest in and to all materials, preclinical and clinical data, safety data and all other supporting data, in each case, relating to such Terminated Existing Product that is in Imugene's or its Affiliates’ Control, and (B) Imugene’s and its Affiliates’ entire right, title and interest in and to all such Third Party agreements that are freely assignable and relate to the Exploitation of any applicable Terminated Existing Product and for which such Third Party agrees to release Imugene for obligations and liabilities arising from and after such assignment, provided, that Imugene will retain the right to use any of the assigned materials or data as necessary for legal or compliance purposes, (ii) with respect to any Third Party agreements that are not assigned under (i) and under which Imugene or any of its Affiliates are granted a license related to Exploitation of any Terminated Existing Product and pursuant to which Imugene or its Affiliates have a right or ability to grant sublicenses to Precision, grant a sublicense to Precision of all license rights granted to Imugene thereunder, on and subject to the same terms and conditions (including financial terms) set forth in the applicable Third Party agreement solely to Exploit such Terminated Existing Product in all fields in the Territory, and (iii) deliver to Precision a copy of all relevant Know-How, in each case that relates to, and to the extent necessary or reasonably useful for, Precision to continue the Exploitation of such Terminated Existing Product;
(b)
to the extent permitted by Applicable Laws and the terms of any applicable Third Party agreements, transfer to Precision ongoing Clinical Trials or other studies being conducted by or under authority of Imugene related to such Terminated Existing Product as of the date of the applicable termination notice and furnish Precision with reasonable cooperation to transition to Precision the management and continued performance of such Clinical Trials or other studies or, if requested by Precision, terminate such Clinical Trials or other studies, in each case in a manner in compliance with Applicable Laws and ethical guidelines;
(c)
to the extent permitted by Applicable Laws and the terms of any applicable Third Party agreements, transfer to Precision any and all Regulatory Filings and related regulatory data (including pharmacovigilance databases, adverse drug experience reports and associated documents) and nonclinical, clinical and other data contained or referenced in or supporting any Regulatory Filings and related Know-How, manufacturing records, Regulatory Approvals, Marketing Authorizations and all other correspondence (including minutes and official contact reports relating to any communications with any Regulatory Authority), filings and submissions with and to Regulatory Authorities with respect to such Terminated Existing Product; and, to this end, Imugene shall file for transfer with the relevant Regulatory Authorities and to give all other notifications and approvals necessary under Applicable Laws for the transfer of such Regulatory Filings and related regulatory data and Know-How, Regulatory Approvals, Marketing Authorizations and such other filings and submissions;
(d)
after fulfillment of Imugene’s existing commitments to its customers (including its Distributors) (which fulfillment period shall not in any event exceed [***] following termination of this Agreement as set forth in Section 14.3.1), sell to Precision Imugene’s then-existing inventory of such Terminated Existing Product, at Imugene’s cost of goods sold for such Terminated Existing Product as calculated in accordance with U.S. GAAP without mark-up; provided that Precision shall not be obligated to purchase such inventory;
(e)
if an application seeking Marketing Authorization for a given Terminated Existing Product has been filed as of the effective date of termination of this Agreement, assign to Precision all right, title and interest in and to the Licensed Product Trademarks that have been used in commerce solely with such Terminated Existing Product, together with all goodwill relevant thereto, throughout the Territory; provided, however, that such obligation to assign will not extend to (i) any corporate name or logo of Imugene or any of its Affiliates, or (ii) any trademarks used by Imugene or any of its Affiliates on products that are not a Terminated Existing Product;
(f)
Imugene shall not withdraw or cancel any such Terminated Existing Product’s Regulatory Approval or Marketing Authorization or application for either, unless expressly instructed so by Precision in writing or required by Applicable Laws or any Regulatory Authority; provided that Precision shall be responsible for all costs and expenses for the maintenance of all Regulatory Approvals and Marketing Authorizations following receipt of notice of termination;
(g)
Imugene shall thereafter refrain from making any statement, public or otherwise, regarding any Terminated Existing Product unless Imugene is required to make such statement pursuant to Applicable Law or requirements of any Regulatory Authority and such statement is limited to the fact that Imugene is no longer Developing or Commercializing such Terminated Existing Product or Precision shall have approved any such statement in writing; and

(h)
following written request by Precision, Imugene shall take such other actions and execute such other instruments, assignments and documents that are reasonably necessary to effect the transfers and grants of rights under this Section 14.4.1 to Precision.

Following the foregoing assignments and transfer, all information and Know-How so assigned or transferred that was previously Confidential Proprietary Information of Imugene shall thereafter be deemed the Confidential Proprietary Information of Precision under Article 13.

14.4.2
Other Rights and Obligations. Upon any termination of this Agreement, all other rights granted under this Agreement and all obligations of the Parties will automatically terminate except as expressly set forth in Section 14.3, this Section 14.4 or Section 14.5.
14.5
Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Articles 1 (to the extent such definitions are used in surviving provisions), 5 (only upon expiration, and not termination, of this Agreement) and 15 and Sections 4.1.6 (last sentence only), 4.2.2, 6.1.4 (only upon expiration, and not termination, of this Agreement), 6.4, 8.5 (first sentence only), 9.1 (with respect to Milestone Events achieved prior to the effective date of such termination or expiration), 9.2 (with respect to Milestone Events achieved prior to the effective date of such termination or expiration), 9.3 (with respect to sales of Licensed Products made before the effective date of such termination or expiration or pursuant to Section 14.3.1), 9.4 (with respect to any Change of Control or Product Partnering Transaction that occurred prior to the effective date of such termination or expiration), 9.5, 9.6, 9.7, 9.8, 9.9, 10.1.1, 10.1.2, 10.1.3, 10.2.1, 10.2.2, 10.3.2 (with respect to any and all Infringements of Joint IP), 10.3.5 (with respect to actions brought before the effective date of such termination or expiration, or brought with respect to Joint IP after the effective date of such termination or expiration), 10.3.6 (with respect to actions brought with respect to Joint IP), 10.4 (with respect to Joint IP), 10.6, 10.8 (final sentence only), 11.7, 12.1 (with respect to claims for which the cause of action arose prior to the effective date of termination or expiration), 13.1 (to the extent and as described in Section 13.1.6), 14.3, 14.4, 14.5, 14.6, 16.1, 16.2, 16.4, 16.5, 16.6, 16.8, 16.10, 16.14, 16.15, and 16.16.
14.6
Exercise of Rights to Terminate; Damages; Relief. The valid use by either Party of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided, however, that termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon termination.
14.7
Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property to which such other Party is otherwise entitled to have access under this Agreement and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 14.7 are without prejudice to any rights a Party may have arising under the Code.
Article 15

GOVERNING LAW; DISPUTE RESOLUTION
15.1
Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of New York, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. Notwithstanding the foregoing, any issue relating to the interpretation, construction, validity, enforceability or infringement of Patents shall be determined according to the patent laws of the country (or countries) in which the relevant Patent (or Patents) issued. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.
15.2
Disputes. The Parties recognize that controversies or claims arising out of, relating to, or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation prior to resort to litigation. To accomplish this objective, the Parties shall follow the procedures set forth in this Article 15 to resolve any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”). For the avoidance of doubt, Disputes within the purview of the JSC shall be resolved pursuant to Section 2.5, including through the exercise by a Party of its final decision-making authority in accordance therewith and including the escalation procedures set forth therein; provided that Disputes regarding whether a decision is subject to Precision’s JSC representatives having final decision-making authority or to Imugene’s JSC representatives having final decision-making authority pursuant to Section 2.5 shall be resolved pursuant to the procedures set forth in this Article 15.

15.3
Executive Officers. If a Dispute arises between the Parties, either Party may refer the Dispute to Executive Officers of each Party for resolution within [***] of a written request by either Party to the other Party. Each Party, within [***] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the

Executive Officer to whom such Dispute is referred. If, after an additional [***] after the notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, the Parties may seek to resolve the Dispute in accordance with Section 15.4.
15.4
Submission to Jurisdiction. Each Party hereby (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, any state court sitting in the City of New York, New York in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 16.4. Nothing in this Section 15.4, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.
15.5
Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
15.6
Equitable Relief. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party. Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction.
Article 16

MISCELLANEOUS
16.1
Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, together with the other Transaction Documents, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

16.2
Limitation of Liability. NEITHER PARTY MAY RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 16.2 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER Article 12, EITHER PARTY’S LIABILITY FOR BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER Article 13 OR LIABILITY OF A PARTY FOR ITS INFRINGEMENT OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHTS OR FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.
16.3
Independent Contractors. The relationship between Imugene and Precision created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.
16.4
Notice. Any notice required or permitted to be given by this Agreement must be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and will be deemed given and effective if: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by facsimile or electronic mail followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 16.4, in each case, addressed as set forth below unless changed by notice so given:

If to Precision: Precision BioSciences, Inc.

302 East Pettigrew Street, Suite A-100

Durham, NC 27701, U.S.A.

Attn: [***], Chief Business Officer
E-mail: [***]

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, LLP

150 Fayetteville Street, Suite 2300

Raleigh, NC 27601, U.S.A.

Attention: John Therien

If to Imugene: Imugene (USA) Inc.
Suite 200

701 South Carson St

Carson City, NV 89701, U.S.A.

Attention: [***], CEO & MD

Email: [***]

with a copy (which shall not constitute notice) to:

Locke Lord LLP

2800 Financial Plaza

Providence, RI 02903
Attention: Douglas G. Gray, Esq.
Email: [***]

16.5
Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, (a) such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement, (b) this Agreement shall be construed and enforced as if such invalid, unenforceable or illegal provision had never comprised a part hereof, (c) all remaining portions will remain in full force and effect and shall not be affected by the invalid, unenforceable or illegal provision or by its severance herefrom, and (d) in lieu of such invalid, unenforceable or illegal provision, the Parties shall use reasonable efforts to seek and agree on an alternative valid and enforceable provision that preserves the original purpose and intent of this Agreement.
16.6
Non-Use of Names. Except as permitted pursuant to Section 13.2, Precision shall not use the name, trademark, logo, or physical likeness of Imugene or its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Imugene’s prior written consent; provided that Precision shall have the right to use the name and logo of Imugene on its website solely for the purpose of referring to Imugene as a partner of Precision. Precision shall require its Affiliates to comply with the foregoing. Except as permitted pursuant to Section 13.2, Imugene shall not use the name, trademark, logo, or physical likeness of Precision or its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Precision’s prior written consent; provided that Imugene shall have the right to use the name and logo of Precision on its website and in presentation materials solely for the purpose of referring to Precision as licensor of technology used by Imugene. Imugene shall require its Affiliates and Sublicensees to comply with the obligations set forth in this Section 16.6.
16.7
Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer, without the other Party’s consent to: (a) its Affiliate provided that (i) such Affiliate has sufficient resources to perform under this Agreement and (ii) such Party shall remain primarily liable for any acts or omissions of such Affiliate; or (b) to an Acquirer in connection with a Change of Control of such Party. For the avoidance of doubt, nothing in this Agreement shall be construed as consent by Precision to assignment of this Agreement by Imugene in the context of a bankruptcy proceeding. Any permitted assignee shall, in writing reasonably satisfactory to the non-assigning party and as a condition to the effectiveness of such assignment, expressly assume performance of such assigning Party’s rights and obligations hereunder and unconditionally agree to the terms hereof; in the case of a permitted assignment of this Agreement by Imugene, Imugene also shall require the permitted assignee, in writing reasonably satisfactory to Precision and as a condition to the effectiveness of such assignment, to expressly assume performance of Imugene’s and Parent’s rights and obligations under the other Transaction

Documents and unconditionally agree to the terms of the other Transaction Documents. Any permitted assignment or transfer is binding on the successors of the assigning or transferring Party and shall inure to their benefit. Any assignment or transfer or attempted or purported assignment or transfer by either Party in violation of the terms of this Section 16.7 is null, void and of no legal effect.

16.8
Waivers. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
16.9
Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, epidemics, pandemics, the spread of infectious diseases, quarantines, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.
16.10
Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Appendices or Exhibits mean the particular Articles, Sections, Appendices or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or Calendar Year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrase “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; (k) neither Party shall be deemed to be acting on behalf of the other Party; and (l) the words “gene editing” and “genome editing” have interchangeable meanings for purposes of this Agreement and do not include gene therapy activities (other than gene editing).
16.11
Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
16.12
Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.
16.13
Further Assurances. Imugene and Precision hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
16.14
No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
16.15
Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
16.16
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
16.17
Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. For clarity, the Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

[signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

Precision BioSciences, Inc.

By: /s/ Michael Amoroso
Name: Michael Amoroso
Title: Chief Executive Officer

Imugene (USA) Inc.

By: /s/ Paul Hopper
Name: Paul Hopper
Title: President

[Signature Page to License Agreement]

Exhibit 1.100

Licensed ARCUS Nuclease

[Omitted]

Exhibit 1.100 - 1

Exhibit 8.6.2

Exhibit to Cellectis Agreement

[Omitted]

Exhibit 8.6.2 - 1

Exhibit 11.2.2

Existing Patents

[Omitted]

Exhibit 11.2.2 - 1

Schedule 1.10

ARCUS Research Tool

[Omitted]

Schedule 1.10 - 1

Schedule 1.52

Patents within Duke IP as of the Effective Date

[Omitted]

Schedule 1.52 - 1

Schedule 1.114

Ongoing Precision Trial

[Omitted]

Schedule 1.114 - 1